AGREEMENT OF SALE AND PURCHASE

THE STATE OF TEXAS	§
§
COUNTY OF TRAVIS	§

THIS AGREEMENT OF SALE AND PURCHASE (“Agreement”) is made by and between STRATUS LAKEWAY CENTER, LLC, a Texas limited liability company (“Seller”) and TA REALTY, LLC, a Massachusetts limited liability company (“Purchaser”). Seller and Purchaser are sometimes referred to in this Agreement individually as a “Party” and collectively as the “Parties”.
W I T N E S S E T H:
I.
Sale and Purchase
1.01    The Property. Seller hereby agrees to sell and convey unto Purchaser, and Purchaser hereby agrees to purchase from Seller, for the price and subject to the terms, covenants, conditions and provisions herein set forth: (a) the land described on Exhibit “A” attached to this Agreement and incorporated herein by reference (the “Land”), together with all improvements thereon (the “Improvements”) and all of Seller's right, title and interest in and to all appurtenances to the Land (the “Appurtenances”) (the Land, the Improvements and the Appurtenances are referred to in this Agreement collectively as the “Real Property”); and (b) all of Seller’s right, title, and interest in and to all of the items described and defined on Exhibit “B” attached hereto and incorporated herein by reference, being the Tenant Leases, Property Agreements, Deposits, Plans and Reports, Warranties, Governmental Approvals and Permits, Utility Service Permits, Utility Service Rights, Street and Drainage Rights, Tangible Personal Property and Intangible Property described and defined therein (all of the foregoing being referred to herein individually by the names set out above, and collectively as the “Personal Property”). The Real Property and the Personal Property are referred to in this Agreement collectively as the “Property”. The term “Pad Sites” mean Lots 3, 4, 5, and 6, Block B, Oaks at Lakeway Subdivision, a subdivision in Travis County, Texas according to the map or plat thereof recorded under Document No. 201400156 of the Official Public Records of Travis County, Texas, the term “Pad Site N” means Lot 6, Block B, Oaks at Lakeway Subdivision, a subdivision in Travis County, Texas according to the map or plat thereof recorded under Document No. 201400156 of the Official Public Records of Travis County, Texas, and the term “Pad Site M” means Lot 5, Block B, Oaks at Lakeway Subdivision, a subdivision in Travis County, Texas according to the map or plat thereof recorded under Document No. 201400156 of the Official Public Records of Travis County, Texas. The Property, as it is being developed in accordance with the “Site Plan” being delivered as part of the Property Information (defined below), is sometimes referred to herein as the “Shopping Center.”
1.02    HEB ROFR. HEB Grocery Company, LP (“HEB”) has been granted a right of first refusal (the “HEB ROFR”) over the sale of all or any portion of the Shopping Center under Paragraph 9(e) of its Lease (the “HEB Lease”). Seller agrees, within one (1) business day following the Effective Date, to provide HEB with the Offer (as defined in the HEB Lease). If HEB properly exercises the HEB ROFR, then (a) this Agreement shall be automatically terminated as of the date of such exercise; (b) the Initial Earnest Money (as hereinafter defined) shall be returned to Purchaser; (c) Seller shall, within five (5) business days following the date of Purchaser’s written request, reimburse Purchaser for all reasonably documented third (3rd) party costs actually incurred by Purchaser before the termination of this Agreement in connection with this transaction (whether before or after the Effective Date) up to, but not in excess of, $50,000 in the aggregate; and (d) Purchaser and Seller shall have no further obligations and liabilities to each other under this Agreement, except those obligations that expressly survive any termination of this Agreement. If, after delivery of the Offer and HEB’s failure to exercise the HEB ROFR, Seller is required to re-offer the Shopping Center to HEB pursuant to the HEB Lease, Seller agrees to deliver a further Offer to HEB and, if HEB then properly exercises the HEB ROFR, Seller and Purchaser agree that such exercise will be treated in the same manner as set forth above if HEB had exercised the HEB ROFR following receipt of the original Offer, except that, in such event, Seller shall also, within five (5) business days following the date of Purchaser’s written request, reimburse Purchaser for all reasonably documented third (3rd) party costs actually incurred by Purchaser before the termination of this Agreement in connection with this transaction (whether before or after the Effective Date) up to, but not in excess of, $100,000 in the aggregate. Seller’s reimbursement obligations under this Section 1.02 shall survive any termination of this Agreement.
II.
Consideration
2.01    Purchase Price. The purchase price (“Purchase Price”) to be paid by Purchaser to Seller for the sale and conveyance of the Property is One Hundred Fourteen Million and No/100 U.S. Dollars ($114,000,000.00).
2.02    Payment of the Purchase Price. The Purchase Price will be payable in full in immediately available funds at Closing.
2.03.    Earnest Money. In order to secure Purchaser’s performance of this Agreement, Purchaser shall, within two (2) business days after the later of the Effective Date of this Agreement or the date HEB waives or is deemed to have waived the HEB ROFR, deposit TWO MILLION FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($2,500,000.00) in cash or other readily available funds (the “Initial Earnest Money”) with Heritage Title Company of Austin, Inc. (the “Title Company”) at its offices at 401 Congress Avenue, Suite 1500, Austin, Texas 78701, Attn: Amy Fisher. In addition, if Purchaser delivers a Waiver Notice (defined below) on or before the expiration of the Inspection Period (defined below), Purchaser shall deposit on or before the expiration of the Inspection Period additional earnest money in the amount of TWO MILLION FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($2,500,000.00) (the “Additional Earnest Money”). If Purchaser does not deliver the Additional Earnest Money on or before the expiration of the Inspection Period, then this Agreement shall terminate, in which event the Initial Earnest Money will be refunded to Purchaser and neither party shall have any further rights, remedies or obligations under this Agreement except obligations and rights that expressly survive any termination of this Agreement. All cash or other readily available funds deposited with the Title Company pursuant to the terms hereof is referred to herein collectively as the “Earnest Money.” The Earnest Money will be placed in an interest bearing account at one or more state or federally chartered banks while under the control of the Title Company, and all interest earned thereon will become part of the Earnest Money hereunder. Purchaser will promptly execute and deliver to the Title Company all documents and certificates as are required by Title Company to invest the Earnest Money in an interest bearing account. The disposition of the Earnest Money under this Agreement by the Title Company is governed by Section 9.05 below.
2.04    Independent Contract Consideration. Purchaser has paid to Seller independent contract consideration in the amount of ONE HUNDRED AND NO/100 DOLLARS ($100.00) (the “Independent Contract Consideration”). The Independent Contract Consideration: (a) is delivered by Purchaser to Seller as consideration for Purchaser’s exclusive right and option to purchase the Property pursuant to this Agreement; (b) is in addition to and independent of any other consideration or payment provided in this Agreement; (c) is nonrefundable to Purchaser and shall be retained by Seller notwithstanding any other provision of this Agreement to the contrary; and (d) shall be credited against and applied in reduction of the Purchase Price at the Closing (hereinafter defined).
III.
Purchaser's Inspection Rights
3.01    Inspection Period. The period of time following the Effective Date of this Agreement until the date which is forty-five (45) days after the Effective Date of this Agreement is referred to in this Agreement as the “Inspection Period”. Notwithstanding any provision hereof to the contrary, should Purchaser determine, in Purchaser’s sole and absolute discretion, that the Property is not satisfactory to Purchaser for any reason, Purchaser may terminate this Agreement. If Purchaser fails, for any or no reason, to waive such termination right by delivering written notice of such waiver (the “Waiver Notice”) to Seller prior to the expiration of the Inspection Period, then this Agreement shall automatically terminate as of the end of the Inspection Period. If Purchaser delivers the Waiver Notice to Seller prior to the expiration of the Inspection Period, then Purchaser’s right of termination under this Section 3.01 will be deemed waived, but not otherwise.
3.02    Property Information.

(a)
Seller will furnish to Purchaser, within five (5) business days after the Effective Date of this Agreement, copies of the items set forth on Exhibit “C” attached hereto and incorporated herein if and to the extent the same exist, are in Seller’s possession or control, and concern the Property. Seller may furnish this information to Purchaser by providing Purchaser copies electronically or by access to a website with the materials available for download.

(b)
In addition to providing the items referenced in Section 3.02(a) above, Seller will, upon receipt of a written request by Purchaser, allow Purchaser to review and copy any third party reports and other information which are in Seller’s files and which relate to the physical condition of the Real Property or the status of the governmental approvals or utility commitments for the Real Property (collectively, the "Property Condition"). In no event, however, will Seller be required to furnish to Purchaser any internal reports, memoranda or other items prepared by Seller’s own employees, any proprietary information of Seller, any communications from Seller’s attorneys, or any third party reports dealing with matters other than the Property Condition (including without limitation any property appraisals, financial analyses, market analyses and other similar items).

(c)
The items referenced in Sections 3.02(a) and 3.02(b) above, together with all other information provided by Seller to Purchaser are referred to in this Agreement collectively as the “Property Information”. Notwithstanding any provision in this Agreement to the contrary, Purchaser agrees and acknowledges that: (i) Purchaser will not disclose the Property Information or any of the provisions, terms or conditions thereof, or any information disclosed therein or thereby, to any party outside of Purchaser’s organization, other than (A) Purchaser’s lenders, proposed lenders, consultants, attorneys, engineers and agents involved with Purchaser in the acquisition of the Property, (B) Purchaser’s investors, and (C) as required to be disclosed by law or by regulatory or judicial process; (ii) within Purchaser’s organization, the Property Information will be disclosed and exhibited only to those persons who are responsible for determining the feasibility of Purchaser’s acquisition of the Property; (iii) the Property Information is delivered to Purchaser solely as an accommodation to Purchaser; (iv) Seller has not undertaken any independent investigation as to the truth, accuracy or completeness of any matters set out in or disclosed by the Property Information, except as otherwise specifically provided in this Agreement or the closing documents executed by Seller pursuant to this Agreement; (v) the Property Information is delivered to Purchaser in its “AS IS” and “WITH ALL FAULTS” condition and Seller has not made and does not make any warranties or representations of any kind or nature regarding the truth, accuracy or completeness of the information set out in or disclosed by the Property Information, except as otherwise specifically provided in this Agreement or in the closing documents executed by Seller pursuant to this Agreement; and (vi) Seller shall have no liability or culpability of any kind or nature as a result of providing the Property Information to Purchaser or as a result of Purchaser’s reliance on any of the Property Information or any information set forth or referred to therein or disclosed thereby; (vii) the Inspection Period will not be extended in the event of any failure by Seller to furnish any Property Information which may be required under this Agreement; and (viii) Purchaser’s sole and exclusive remedy for any failure by Seller to furnish any Property Information which may be required under this Agreement will be Purchaser’s right to terminate this Agreement on or before the final day of the Inspection Period pursuant to the terms and provisions of Section 3.01 of this Agreement.

3.03    Purchaser Access Rights. Purchaser and Purchaser's employees, agents, contractors, subcontractors, consultants and other parties operating by, through or under Purchaser (collectively, the "Purchaser Parties") may enter upon the Real Property and conduct such on-site testing and inspections as Purchaser reasonably desires; provided, however, that: (a) at least 48 hours prior to any entry upon the Real Property by Purchaser or by any of the Purchaser Parties, Purchaser must, in each instance, furnish to Seller written notice of such proposed entry; (b) the right of entry hereunder will terminate automatically upon any termination of this Agreement; (c) any entry of Purchaser and/or the Purchaser Parties onto the Real Property is at the sole risk of Purchaser and the Purchaser Parties; (d) Purchaser hereby releases Seller from all liabilities, obligations and claims of any kind or nature arising out of or in connection with the entry of Purchaser and/or the Purchaser Parties onto the Real Property, INCLUDING WITHOUT LIMITATION ALL LIABILITIES, OBLIGATIONS AND CLAIMS ARISING OUT OF ANY NEGLIGENCE ON THE PART OF SELLER, IT BEING EXPRESSLY AGREED AND UNDERSTOOD THAT THIS PROVISION SHALL BE EFFECTIVE TO RELEASE SELLER FROM CLAIMS ARISING OUT OF SELLER'S OWN SIMPLE (BUT NOT GROSS) NEGLIGENCE; (e) Purchaser agrees to indemnify and save and hold Seller harmless from and against all liabilities, obligations, claims and costs of any kind or nature (including court costs and reasonable attorneys' fees) to the extent arising out of or in connection with any activities of the Purchaser and/or the Purchaser Parties upon or within the Real Property INCLUDING WITHOUT LIMITATION ALL LIABILITIES, OBLIGATIONS, CLAIMS AND COSTS ARISING OUT OF ANY NEGLIGENCE ON THE PART OF SELLER, IT BEING EXPRESSLY AGREED AND UNDERSTOOD THAT PURCHASER IS AGREEING TO INDEMNIFY SELLER FROM CLAIMS ARISING OUT OF SELLER'S OWN SIMPLE (BUT NOT GROSS) NEGLIGENCE; (f) neither the Purchaser nor any of the Purchaser Parties will unreasonably disturb, interrupt or interfere with any activities of Seller or Seller’s employees, agents, contractors, subcontractors, consultants, tenants, invitees, licensees or other parties operating by, through or under Seller; (g) except in connection with customary Phase I environmental site assessments, neither the Purchaser nor any of the Purchaser Parties will conduct any drilling or boring activities within the Real Property or engage in any invasive or destructive testing of any kind or nature within the Real Property without the prior written consent of Seller, which consent may be withheld or conditioned by Seller in Seller’s sole and absolute discretion; (h) Purchaser and all of the Purchaser Parties will comply with any additional requirements which may be reasonably imposed by Seller with respect to their activities upon or within the Real Property; (i) Purchaser shall pay when due all costs and expenses related to the activities of Purchaser and/or the Purchaser Parties upon, within or with respect to the Real Property and Purchaser agrees to indemnify and hold and save Seller harmless from and against all such costs and expenses and all obligations, liabilities, claims and costs to the extent arising in connection therewith, including without limitation court costs and reasonable attorneys' fees; (j) Purchaser shall not permit any liens to attach to the Property by reason of any activities of Purchaser or the Purchaser Parties; and (k) prior to any entry upon the Real Property by Purchaser or by any of the Purchaser Parties, Purchaser must furnish to Seller a certificate of insurance and evidence of payment of all required insurance premiums for insurance coverage insuring Seller from and against any and all claims, demands and actions arising out of any activities of Purchaser and/or any of the Purchaser Parties. Such insurance must: (i) provide coverage for injury to or death of any person or persons and damage to or destruction of any property, in an amount not less than $2,000,000.00, combined single limit; (ii) provide coverage for broad contractual liability in an amount not less than $2,000,000.00; (iii) include a waiver of subrogation in favor of Seller; (iv) not be subject to change or cancellation, except after thirty (30) days prior written notice to Seller; and (v) be underwritten by a company or companies reasonably satisfactory to Seller which are fully authorized to do business in the state where the Real Property is located.

3.04    Purchaser Due Diligence Materials. All studies, reports, analyses, market information, engineering work product, and other data, materials and/or information of any kind or nature which Purchaser or any employee, agent, representative or consultant of Purchaser generates or acquires in connection with the Property and/or the transaction evidenced by this Agreement are referred to herein collectively as the “Purchaser Due Diligence Materials.” Purchaser shall pay all expenses incurred in connection with the Purchaser Due Diligence Materials and Seller will have no obligation to pay any such expenses.
IV.
Title and Survey
4.01    Title Commitment. Seller shall, within three (3) business days after the Effective Date of this Agreement, obtain and cause to be delivered to both Seller and Purchaser: (a) a title commitment (the "Title Commitment") pursuant to which the Title Company through First American Title Insurance Company (the “Underwriter”) commits to issue to Purchaser an owner’s policy of title insurance, on the standard form promulgated by the Department of Insurance of the State of Texas, providing title insurance coverage with respect to the Real Property in the amount of the Purchase Price, with such endorsements as Purchaser requests during the Inspection Period and are available for the Property (the "Title Policy"); and (b) copies of all title exception documents which are referenced in the Title Commitment (the “Title Review Documents”). All items which are reflected or disclosed on or within the Title Commitment and/or the Title Review Documents are referred to in this Agreement collectively as the “Title Review Items”.
4.02    Survey. Seller shall, within five (5) business days after the Effective Date, obtain and cause to be furnished to both Seller and Purchaser, an on-the-ground survey of the Land, including the Pad Sites, and the Improvements (the “Survey”) prepared in compliance with the current standards and specifications for “Minimum Standard Detail Requirements” for ALTA/NSPS Land Title Surveys jointly established and adopted by ALTA and NSPS in 2016, include all items set out on Table A thereof, and be prepared in accordance with the Accuracy Standards (as adopted by ALTA and NSPS) of an ALTA/NSPS Land Title Survey. All items which are reflected or disclosed on the Survey are referred to in this Agreement collectively as the “Survey Review Items”. The cost and expense of the Survey shall be paid for by Seller.
4.03    Title Objections. Purchaser shall, within ten (10) days after the latest of the Title Commitment, the Title Review Documents and the Survey Review Items have been delivered to Purchaser (the "Title Objection Period") deliver to Seller written notice of any objections which Purchaser has to any of the Title Review Items and/or the Survey Review Items (the “Title Objections”). If Seller does not receive from Purchaser a written notice specifying those items which are Title Objections within the Title Objection Period, then all of the Title Review Items and all of the Survey Review Items shall be considered to be “Permitted Exceptions”. Seller shall not be obligated to cure any of the Title Objections or to incur any costs, fees or expenses or initiate any action to cure or attempt to cure any of the Title Objections except as specifically set forth below. In the event that Seller fails to cause all of the Title Objections to be cured or removed as exceptions to title within ten (10) days after receipt of the Title Objections or one (1) business day prior to the expiration of the Inspection Period, whichever is earlier (the “Title Curative Period”), or in the event Seller gives notice that it will not cure any one or more of the Title Objections (the “Refusal Notice”), then Purchaser may, as Purchaser’s sole and exclusive remedy, terminate this Agreement by delivering to Seller a written notice of termination on or before the expiration of the Inspection Period. Alternatively, Purchaser may elect to purchase the Real Property subject to all matters related to the Title Objections which have not been cured or removed. If Purchaser delivers a Waiver Notice on or before the expiration of the Inspection Period, then Purchaser will be deemed to have waived the Title Objections (other than those which Seller has cured or agrees to cure prior to Closing) and to have waived Purchaser’s right of termination under this Section 4.03, and in such event all Title Objections (other than those which Seller has cured or agrees to cure prior to Closing) shall be deemed to be Permitted Exceptions under this Agreement. The foregoing notwithstanding, Seller agrees to cause all liens against the Property referred to on Schedule C of the Title Commitment, together with the HEB Profit Participation Agreement (as hereinafter defined), to be released at or prior to Closing, and to otherwise satisfy all requirements of the Title Company with respect to those items which are set forth on Schedule C of the Title Commitment as applicable to Seller and which do not require action on the part of Purchaser and such items will not be Permitted Exceptions. Purchaser agrees to execute the waiver of inspection required in connection therewith and to otherwise cooperate fully with Seller, at no cost or liability to Purchaser, in order to satisfy all such requirements.
V.
Closing
5.01    Closing Date. This transaction shall close at the Title Company’s offices or other location acceptable to the Parties on Thursday, December 15, 2016. The closing of the transaction evidenced by this Agreement is referred to in this Agreement as the “Closing”; and the actual date upon which the Closing occurs is referred to in this Agreement as the “Closing Date”. Seller and Purchaser acknowledge and agree that Gregg Krumme of Armbrust & Brown PLLC will serve as the closing agent for the Title Company provided that all funds at Closing will be paid through the Title Company’s escrow account and all closing documents shall be delivered to the attention of Amy Fisher at Heritage Title Company of Austin, Inc.
5.02    Seller’s Closing Obligations. At the Closing, Seller shall, at Seller’s sole cost and expense:

(a)
execute and deliver to Purchaser a special warranty deed in the form of Exhibit “E” attached to this Agreement and incorporated herein by reference, with all blanks therein completed as necessary and with a description of the Land attached thereto as Exhibit “A” and a list of the Permitted Exceptions attached thereto as Exhibit “B” (the “Deed”);

(b)
execute and deliver to Purchaser a bill of sale and assignment in the form of Exhibit “F” attached to this Agreement and incorporated herein by reference (the “Bill of Sale and Assignment”) and, if required to transfer any warranty to Purchaser, obtain and deliver to Purchaser the Warranty Consents (as hereinafter defined);

(c)	execute and deliver to Purchaser an escrow agreement in the form of Exhibit “G” attached to this Agreement and incorporated herein by reference (the “Tenant Allowance/Commission Escrow Agreement”);

(d)
deliver to Purchaser executed originals of all of the Tenant Leases along with an updated and certified Rent Roll represented to be true, complete and correct in all material respects to the best of Seller’s actual knowledge (the “Updated Rent Roll”);

(e)
execute and deliver to Purchaser a notice to each of the Tenants under the Tenant Leases in the form of Exhibit “F-1” attached to this Agreement and incorporated herein by reference, with all blanks therein completed as necessary (collectively, the “Tenant Notice Letters”);

(f)	execute and deliver to Purchaser the Restrictive Covenant Agreement (defined below);

(g)
execute and deliver to Purchaser a counterpart original of each of the Master Leases (defined below), together with the Master Lease Guaranty (defined below) and the Master Lease Letter of Credit (defined below);

(h)	execute and deliver to Purchaser a “non-foreign” certificate sufficient to establish that withholding of tax is not required in connection with this transaction;

(i)
execute and deliver such other documents as are customarily executed by a seller in connection with the conveyance of similar property in Travis County, Texas, including the release of the HEB Profit Participation Agreement as to the Property and all required closing statements, releases, affidavits, evidences of authority to execute the documents, certificates of good standing, corporate resolutions and any other instruments reasonably required by the Title Company;

(j)	deliver to Purchaser all landlord keys to the Property; and

(k)	deliver to Purchaser the Tenant Estoppels required under Section 7.02 of this Agreement.
5.03    Purchaser’s Closing Obligations. At the Closing, Purchaser shall, at Purchaser’s sole cost and expense:

(a)
deliver to the Title Company the Purchase Price (less the Earnest Money) plus the full amount of all expenses and other sums which Purchaser is required to pay under the terms of this Agreement, all for disbursement in accordance with the terms and provisions of this Agreement;

(b)
execute and deliver to Seller counterpart originals of the Bill of Sale and Assignment, the Restrictive Covenant Agreement, the Tenant Allowance/Commission Escrow Agreement and each of the Master Leases;

(c)	execute and deliver the Tenant Notice Letters to each of the tenants under the Tenant Leases; and

(d)
execute and deliver such other documents as are customarily executed by a purchaser in connection with the conveyance of similar property in Travis County, Texas, including all required closing statements, releases, affidavits, evidences of authority to execute documents, certificates of good standing, corporate resolutions, and other instruments which are reasonably required by the Title Company.

5.04    Closing Costs. Seller and Purchaser each agrees to pay the following costs at Closing, in addition to any other amounts set forth in this Agreement.

(a)
At or prior to the Closing, Seller must pay: (i) the basic premium for the Title Policy; (ii) all costs incurred in connection with the preparation and recordation of any releases of existing liens against the Property; (iii) all costs of the Survey; (iv) one-half (½) of all recording fees charged in connection with any other documents which are recorded pursuant to the terms of this Agreement; (v) one‑half (½) of any escrow or closing fee charged by the Title Company in connection with this Agreement; (vi) all amounts payable to HEB under the HEB Profit Participation Agreement with regard to the Property; and (vii) any other closing costs customarily paid by a seller of similar property in Travis County, Texas, except as may be otherwise provided in this Agreement.

(b)
At or prior to the Closing, Purchaser must pay: (i) all charges for any endorsements to the Title Policy, all charges to modify the area and boundary exception in the Title Policy, and all inspection fees and other additional premiums or expenses of any kind or nature incurred in connection with the Title Policy; (ii) the full amount of all premiums for any mortgagee’s title policy requested by Purchaser, including charges for any survey endorsement or tax deletion requested; (iii) all expenses relating to Purchaser’s financing, including any and all costs, expenses and fees required by Purchaser’s lender; (iv) one-half (½) of all recording fees charged in connection with any documents which are recorded pursuant to the terms of this Agreement, except for any releases of liens to be recorded by Seller; (v) one‑half (½) of any escrow fee charged by the Title company in connection with this Agreement; and (vi) any other closing costs customarily paid by a purchaser of similar property in Travis County, Texas, except as may otherwise be provided in this Agreement.

(c)	Each Party will be responsible for the payment of its own attorneys’ fees.

5.05    Prorations.

(a)
All normally and customarily proratable items, including, without limitation, real estate and personal property taxes (“Taxes”), utility expenses, and payments under the Property Agreements (but only to the extent such Property Agreements are being assumed by Purchaser at Closing) shall be prorated as of the Closing Date, Seller being charged and credited for all of the same up to such date and Purchaser being charged and credited for all of the same on and after such date. If the actual amounts to be prorated are not known as of the Closing Date, the proration shall be made on the basis of the best information then available, and thereafter, when actual figures are received, a cash settlement will be made between Seller and Purchaser. Seller shall be obligated to pay any and all taxes and assessments that arise as a result of change in land usage or ownership, including without limitation all "rollback" or other additional taxes.

(b)
If the Taxes for the year of Closing are not known as of the Closing Date, the proration for Taxes will be determined based upon the appraised value of the Property and the tax rates applicable to the Property during the year prior to the calendar year of the Closing.

(c)
If the actual amounts to be prorated with respect to expenses other than Taxes are not known as of the Closing Date, the prorations with respect to those expenses shall be made on the best information then available.

(d)	With respect to both Taxes and other expenses, after the actual amounts of the Taxes or other expenses are known, adjustments, if needed, will be made between Seller and Purchaser.

(e)
All deposits held by the providers of utility services to the Real Property shall, at Seller’s option, be refunded to the Seller by the appropriate utility providers, or be reimbursed to Seller by Purchaser at the Closing. Purchaser shall be solely responsible to make arrangements for the continuation of utility services to the Real Property, including without limitation, the obligation to post new utility deposits in the event Seller elects to obtain a refund of Seller’s existing deposits from the providers of utility services. Notwithstanding the foregoing, Seller will not take any action or fail to take any action which would result in the cessation or termination of utility service to the Real Property.

(f)
All security deposits actually in Seller’s possession under the terms of any existing leases shall be delivered to Purchaser at the Closing, and Purchaser will assume all liabilities and obligations of Seller in connection with such security deposits.  As for any security deposits not in the form of cash (e.g., letters of credit), Seller must deliver to Purchaser at Closing the original letter of credit or other non-cash instrument, together with all transfer documentation and transfer fees required by the issuing entity to cause same to be reissued to Purchaser immediately following the Closing. Seller and Purchaser agree to cooperate to ensure that fully executed Tenant Letters are sent to all of the Tenants at the Property within ten (10) days of the Closing.

(g)
All rents collected with respect to the Property as of the Closing Date for the then current month shall be prorated as of the Closing Date. Purchaser shall make reasonable attempt after Closing to collect uncollected rents for any period prior to Closing (the “Delinquent Rents”) in the usual course of operation of the Property; provided, however, Purchaser shall not be required to declare a lease default or institute any legal action in any court against any Tenant. Seller may not initiate (nor demand that Purchaser initiate) legal proceedings for collection of delinquent rentals against any Tenants. One hundred eighty (180) days after the Closing Date, upon written request from Seller, Purchaser shall provide Seller with a written accounting (the “Uncollected Rents Accounting”) of all of the Delinquent Rents and all other rents and expenses collected by Purchaser after Closing. Purchaser shall promptly pay to Seller all Delinquent Rents not previously remitted by Purchaser to Seller, but only to the extent Seller is entitled to the same under this section. In making the computations required by this Section, all amounts of Delinquent Rent collected from Tenants shall be applied: (i) first to Purchaser’s actual and reasonable costs of collection, including, without limitation, court costs and reasonable attorneys’ fees; (ii) next, to current rental owed by such Tenant; and (iii) finally, to delinquent rentals, if any, owed by such Tenant in the inverse order of their maturity. Seller will deliver to Purchaser, within five (5) business days following receipt, any rents received by Seller after the Closing and attributable to the period from and after the Closing. If Seller has provided any Tenant with free rent under the terms of its Tenant Lease (the “Free Rent”), then Seller agrees, at the Closing, to provide Purchaser with a credit against the Purchase Price equal to that portion of the Free Rent, if any, covering the period after the Closing Date; provided, however, Purchaser will not be entitled to such credit if any such Free Rent would be paid to Purchaser under any Master Lease.

(h)
The Hotel Lease, defined in the Rent Roll, includes an obligation to reimburse landlord for impact and subsequent user fees prepaid by Seller to Water Control and Improvement District No. 17 (“WCID 17”). The requirement to reimburse these impact and subsequent user fees are referred to herein as the “Impact Fees Reimbursements”. All Impact Fees Reimbursements will be paid to Seller when received from the applicable Tenant. After Closing, Purchaser agrees to use commercially reasonable efforts, at no cost or liability to Purchaser, to collect unpaid Impact Fees Reimbursements from the Tenant under the Hotel Lease when due in the usual course of operation of the Property and will promptly remit Impact Fees Reimbursements, if any, collected to Seller; provided, however, Purchaser shall not be required to declare a lease default or institute any legal or other proceedings against any

Tenant. Purchaser agrees that it will, if permitted by the terms of the Hotel Lease, offset the Impact Fees Reimbursement due by the Tenant under the Hotel Lease (if the Impact Fees Reimbursement has not otherwise been paid by such Tenant) from any Security Deposit due back to Tenant under the Hotel Lease at the time the Security Deposit refund is due Tenant and pay such offset amount to Seller. Seller may not initiate (nor demand that Purchaser initiate) legal or other proceedings for collection of Impact Fees Reimbursements from any Tenant.

(i)
All (i)  unpaid tenant finish out or construction allowances, landlord construction cost or reimbursement obligations, if any, under the Tenant Leases executed on or prior to Closing (“Unpaid Allowances”) and (ii)  unpaid leasing commissions, if any, for Tenant Leases executed on or prior to Closing (“Unpaid Leasing Commissions”), will be paid by Seller to Purchaser at the Closing by credit against the Purchase Price, and Purchaser will assume all liabilities and obligations of Seller in connection with the payment of the Unpaid Allowances and the Unpaid Leasing Commissions so credited; provided, however, if Unpaid Allowances or Unpaid Leasing Commissions are outstanding under any Tenant Leases which are not Earn-Out Leases as of the Closing then, in lieu of such credit, such Unpaid Allowances and Unpaid Leasing Commissions will be funded by Seller into escrow in accordance with the Tenant Allowance/Commission Escrow Agreement at the Closing.

(j)
Seller has entered into a Tenant Lease effective May 15, 2015 (the “RCR Lease”), with Raising Cane’s Restaurants, LLC (“RCR”). Notwithstanding the terms of clause (i) above, if the Closing occurs, Purchaser agrees to assume Seller’s obligation to pay the Allowance (as defined in the RCR Lease) and, to the extent Seller has paid all or any portion of the Allowance on or before the Closing, Purchaser will reimburse Seller at Closing for same to the extent not already collected by Seller from RCR as Improvement Rent (as defined in the RCR Lease) under the RCR Lease. Accordingly, the Allowance under the RCR Lease will not be included in the escrow under the Tenant Allowance/Commission Escrow Agreement. As of the Effective Date, Seller has paid RCR $199,882.10 of the Allowance.

The provisions of this Section 5.05 shall survive the Closing.

5.06    Section 1031 Exchange. Either Party (the "Exchanging Party") may consummate the sale and purchase of the Real Property as part of a so-called like kind exchange (the "Exchange") pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended (the "Code"); provided that: (a) the Closing shall not be delayed or affected by reason of the Exchange; (b) the consummation of the Exchange will not be a condition precedent or condition subsequent to the obligations of either Party under this Agreement; (c) the Exchanging Party shall effectuate the Exchange through an assignment of its rights under this Agreement to a qualified intermediary; (d) the other Party ("Non-Exchanging Party") shall not be required to take an assignment of any purchase agreement for replacement property or be required to acquire or hold title to any replacement property for purposes of consummating the Exchange; (e) the Non-Exchanging Party shall not be required to incur any cost or liability in connection with the Exchange; and (f) the Non-Exchanging Party shall not by this Agreement or by the acquiescence of the Non-Exchanging Party to the Exchange: (i) have its rights under this Agreement affected or diminished in any manner; or (ii) be responsible for compliance with or be deemed to have warranted to Exchanging Party that the Exchange in fact complies with Section 1031 of the Code.
VI.
Representations, Covenants, Notices and Other Matters
6.01    Seller Representations: Seller represents and warrants to Purchaser as follows:

(a)
Except for the Tenant Leases, there are no outstanding leases, options to purchase, rights of first refusal (except for the HEB ROFR), letters of intent or rental agreements with respect to any of the Property. Seller has delivered to Purchaser, or will deliver to Purchaser as part of the Property Information, true, correct, and complete copies of all Tenant Leases.

(b)
There are no Unpaid Leasing Commissions or Unpaid Allowances with respect to any portion of the Real Property except as disclosed on the certified Rent Roll, initially attached hereto as Exhibit “B-1” and as updated from time to time and at Closing.

(c)	The person or persons executing this Agreement on behalf of Seller have full power and authority to execute this Agreement, and to bind Seller to the terms hereof.

(d)	Seller is a duly organized and validly existing limited liability company under the laws of the State of Texas.

(e)
Seller has, without notice to or consent or joinder of any other person or entity, the full right, power and authority to enter into and perform this Agreement, including full right, power and authority to sell the Property to Purchaser.

(f)
Seller’s execution, delivery and performance of this Agreement: (i) are within Seller’s power and authority and have been duly authorized; and (ii) will not conflict with, or with or without notice or the passage of time, or both, result in a breach of any of the terms and provisions of or constitute a default under any legal requirement, indenture, mortgage, loan agreement or instrument to which Seller is a party or by which Seller is bound.

(g)	Seller has not been served with notice of any existing litigation with respect to the Property which would be binding upon Purchaser or the Property after the Closing, and to the knowledge of Seller, no such litigation has been threatened or asserted except as disclosed in the Property Information.

(h)
Except as disclosed by the Title Commitment, Seller has not received any notice and has no knowledge of any pending improvement liens, special assessments or condemnations against the Property by any governmental authority.

(i)
Seller has not received any written notice of any violation of any ordinance, regulation, law or statute of any governmental agency pertaining to the Property or any portion thereof or the operation thereof.

(j)
Seller has received no written notice (i) that the Property or the use thereof violates any covenants or restrictions encumbering the Property, (ii) of any material physical defect in the Improvements (including any written notice of defect with respect to the safety sprinklers installed therein), or (iii) from any insurance company or underwriter of any defect that would materially adversely affect the insurability of the Property or cause an increase in insurance premiums.

(k)
No portion of the Property has been designated or assessed for “agricultural use” or as “qualified open space land” within the meaning of Article VIII, Section 1-D or Section 1-D-1 of the Texas Constitution, or the statutes relating thereto which are codified under the Texas Tax Code, as amended.

(l)
To Seller’s knowledge, the Property is not the habitat or potential habitat of any species of flora or fauna which is protected under any applicable laws pertaining to the protection of flora or fauna (including, without limitation, federal Endangered Species Act) and the anticipated use of the Property does not violate any regulations concerning endangered or threatened species of flora or fauna.

(m)
Except for normal construction materials and processes used in the ordinary course of the construction of the Improvements in compliance with Environmental Laws (defined below), Seller has not manufactured, introduced, released or discharged from or onto the Property any Hazardous Materials or any toxic wastes, substances or materials (including, without limitation, asbestos), and Seller has not used the Property or any part thereof for the generation, treatment, storage, handling or disposal of any Hazardous Materials, in violation of any Environmental Laws. The term "Environmental Laws" includes without limitation the Resource Conservation and Recovery Act and the Comprehensive Environmental Response Compensation and Liability Act and other federal laws governing the environment as in effect on the date of this Agreement together with their implementing regulations and guidelines as of the date of this Agreement, and all state, regional, county, municipal and other local laws, regulations and ordinances that are equivalent or similar to the federal laws recited above or that purport to regulate Hazardous Materials. The term "Hazardous Materials" includes petroleum, including crude oil or any fraction thereof, natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel (or mixtures of natural gas or such synthetic gas), asbestos and asbestos containing materials, and any substance, material waste, pollutant or contaminant listed or defined as hazardous or toxic under any Environmental Law. To Seller’s knowledge and except as disclosed in the Property Information, no portion of the Property is currently in violation of or subject to any existing, pending, or threatened investigation or inquiry by any governmental authority or to any remedial obligations under any Environmental Laws

(n)
To Seller’s knowledge and except as disclosed in the Property Information, there is no asbestos located upon or within any portion of the Property, no portion of the Property has been used as a garbage or refuse dump site, a landfill, a waste disposal facility, a transfer station, or any other type of facility for storage, processing, treatment, or temporary or permanent disposal of waste materials, including, without limitation, solid, industrial, toxic, hazardous, radioactive, nuclear or putrescible waste or sewage, and there are no underground storage tanks of any kind or nature located within the Property.

(o)	Seller is not a “foreign person” as defined in Section 1445 of the Internal Revenue Code of 1986, as amended, and will deliver an affidavit so confirming at Closing.

(p)
Except for (i) any contractors, subcontractors, suppliers, architects, engineers and others who have been engaged directly by Tenants under Tenant Leases to perform services or labor or to supply materials to such Tenants, and (ii) any contractors, subcontractors, suppliers, architects, engineers and others who may be engaged after the Effective Date by Seller to construct a build to suit building in the Shopping Center or on Pad Site M or Pad Site N (each, a “Build to Suit”) or a multi-tenant building on Pad Site N (a “Pad Site N Multi-Tenant Building”), all contractors, subcontractors, suppliers, architects, engineers, and others who have performed services or labor or have supplied materials by, through or under Seller in connection with Seller's acquisition, development, ownership, or management of the Property have been paid in full and all liens arising therefrom (or claims which the passage of time or the giving of notice, or both, could mature into liens) have been satisfied and released.

(q)
All information set forth in any Rent Roll delivered to Purchaser from time to time shall be true, correct, and complete in all material respects as of its date. Seller has not received any written notice of any default or breach on the part of the landlord under any Tenant Lease which has not been provided to Purchaser or will be provided to Purchaser as part of the Property Information. The Pro Forma includes the status of whether each tenant under the Tenant Leases is open for business. Certain of the tenants under Tenant Leases have exceeded the time allowed under their respective Tenant Leases to complete finish out of their space and to open for business. Within five (5) business days after the Effective Date, Seller will provide Purchaser with a revised Pro Forma to identify the dates such tenants were originally required to have completed the finish out of their space.

(r)
The list of Tangible Personal Property attached hereto as Exhibit "B-3" to be delivered to Purchaser pursuant to this Agreement is true, correct, and complete as of the date of its delivery. Neither Seller nor, to Seller's knowledge, any other party is in default under any Property Agreement. Seller has delivered to Purchaser, or will deliver to Purchaser as part of the Property Information, true, correct, and complete copies of all Property Agreements, and there are no other written agreements affecting the use, operation or management of the Property that will be binding on Purchaser after Closing.

(s)
The operating statements for the Property delivered to Purchaser pursuant to this Agreement show all items of income and expense (operating and capital) incurred in connection with Seller's ownership, operation, and management of the Property for the periods indicated and are and will be true, correct, and complete in all material aspects.

(t)
To Seller’s knowledge, as of Closing, all water, sewer, gas, electric, telephone, and drainage facilities, and other utilities required by law for the normal and proper operation of the Property are installed to the property line and are connected with valid permits, and are adequate to serve the Property for its current use and to permit full compliance with all requirements of law and the Tenant Leases. Except as may be required to be paid by a Tenant under a Tenant Lease in connection with improvements being constructed by such Tenant thereunder or to be paid by Seller for a Build to Suit or any Pad Site N Multi-Tenant Building, all permits and connection fees are fully paid and no action is necessary on the part of Purchaser to transfer such permits to it. All utilities serving the Property enter it through public streets or recorded easements. To Seller's knowledge, no fact or condition exists which would result in the termination of such utilities services to the Property.

(u)
The Property is an independent unit which does not now rely on any facilities (other than facilities covered by Permitted Exceptions or facilities of municipalities or public utilities) located on any property that is not part of the Property to fulfill any municipal or other governmental requirement, or for the furnishing to the Property of any essential building systems or utilities (including drainage facilities, catch basins, and retention ponds). No other building or other property that is not part of the Property relies upon any part of the Property to fulfill any municipal or other governmental requirement, or to provide any essential building systems or utilities (other than facilities covered by Permitted Exceptions or facilities of municipalities or public utilities). All conditions set forth in, and payments required under, the PUD with respect to the Property as of the Effective Date have been satisfied and paid other than ongoing LEED certification processes. Except as reflected in the Permitted Exceptions, Seller has not made any commitments to any governmental authority, utility company, school board, church or other religious body, or any homeowners association, or any other organization, group or individual which would be binding upon Purchaser or the Property after the Closing.

(v)	To the best of Seller's knowledge, there is no pending or contemplated eminent domain or condemnation of the Property or any portion thereof.

(w)
Seller, (i) is not in receivership or dissolution, (ii) has not made an assignment for the benefit of creditors or admitted in writing its inability to pay its debts as they mature, (iii) has not been adjudicated a bankrupt or filed a petition in voluntary bankruptcy or a petition or answer seeking reorganization or an arrangement with creditors under the federal bankruptcy laws or any similar law or statute of the United States or any jurisdiction and no such petition has been filed against Seller, and (iv) to its knowledge, none of the foregoing are pending or contemplated.

(x)
Neither Seller nor any holder of an interest in Seller is a “party in interest” to any employee benefit plans, and the Property is not an asset of an employee benefit plan covered under Part 4 of Title 1 of the Employee Retirement Income Security Act of 1974, as amended (ERISA), or as defined in Section 49, 75(e)(1) of the Internal Revenue Code of 1986, as amended. For purposes of the foregoing, the term “party in interest” shall have the meaning assigned to such term in Section 3(14) of ERISA.

(y)
Seller is currently in compliance with, and shall at all times during the term of this Agreement (including any extension thereof) remain in compliance with, the regulations of the Office of Foreign Assets Control ("OFAC") of the Department of the Treasury (including those named on OFAC's Specially Designated Nationals and Blocked Persons List) and any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action relating thereto.

(z)
The HEB Profit Participation Agreement is not cross-defaulted with the HEB Lease and HEB has no right to terminate the HEB Lease, offset or abate any rental due thereunder or exercise any other remedies under the HEB Lease due to any default by Seller under the HEB Profit Participation Agreement. Subject to delivery of the HEB Amendment (as hereinafter defined), the breach after Closing of any restrictive covenants under the HEB Lease applicable to the Seller Retained Tract (defined below), or any other property not included in the Property will not entitle HEB to terminate the HEB Lease, offset or abate any rental due thereunder or otherwise exercise any remedy under the HEB Lease against Purchaser or the Property after the Closing.
All references in this Section 6.01 or elsewhere in this Agreement and/or in any other document or instrument executed by Seller in connection with or pursuant to this Agreement, to “Seller's knowledge” or “to the knowledge of Seller” and words of similar import shall refer to facts within the current actual knowledge of William H. Armstrong, III, Chief Executive Officer of Seller and Jon Andrus, development consultant of Seller (the “Seller Representatives”). Nothing in this Section 6.01 or the remainder of this Agreement shall imply or impose any duty of investigation or inquiry upon Seller or any of the Seller Representatives, or give rise to any personal liability on the part of any of the Seller Representatives. The warranties and representations of Seller set out in this Section 6.01, plus the warranties and representations of Seller in the closing documents executed by Seller pursuant to this Agreement, including, without limitation, the special warranty of title to be included in the Deed, shall survive the Closing and are referred to in this Agreement collectively as the "Express Warranties". EXCEPT FOR THE EXPRESS WARRANTIES, PURCHASER IS NOT RELYING ON ANY WARRANTIES, REPRESENTATIONS, PROMISES, COVENANTS, AGREEMENTS, GUARANTIES OR STATEMENTS OF ANY KIND OR NATURE (WRITTEN, ORAL, EXPRESS, IMPLIED OR OTHERWISE) by or from Seller or any agent, employee or other person operating by, through or under Seller. If Seller receives or gains knowledge of any facts or circumstances that would make any of the Express Warranties or any of the covenants made by Seller under this Agreement inaccurate, incomplete or unperformable in any material respect, Seller will promptly notify Purchaser in writing of the existence of such facts and circumstances, and (so long as such facts and circumstances are not within the control of Seller) Purchaser must, within five (5) business days after Purchaser’s receipt of such notice, either, as Purchaser’s sole and exclusive remedy: (i) accept such modified representation, warranty or covenant as Seller may then give consistent with the facts and circumstances set out in Seller’s notice and close under this Agreement, waiving Purchaser’s rights to object to any matters which are not covered by such modified representation, warranty or covenant; or (ii) terminate this Agreement by written notice of termination to Seller. If Purchaser fails to deliver to Seller a written notice within the five (5) business day period referenced in the immediately preceding sentence, then Purchaser shall be deemed to have elected option (i) in the immediately preceding sentence. If Purchaser elects to terminate this Agreement in accordance with option (ii) above, then the Earnest Money will be refunded to Purchaser and, if the breach of such Express Warranty or covenant of Seller is due to the fault of Seller, then Seller will also reimburse Purchaser for its Third Party Costs (defined below).
PURCHASER ACKNOWLEDGES THAT PURCHASER WILL INDEPENDENTLY CAUSE THE PROPERTY TO BE INSPECTED ON PURCHASER'S BEHALF DURING THE INSPECTION PERIOD AND THAT PURCHASER HAS NOT ENTERED INTO THIS AGREEMENT BASED ON ANY REPRESENTATION, WARRANTY, AGREEMENT,

STATEMENT OR EXPRESSION OF OPINION BY SELLER OR BY ANY PERSON OR ENTITY ACTING OR ALLEGEDLY ACTING FOR OR ON BEHALF OF SELLER, OTHER THAN THE EXPRESS WARRANTIES. PURCHASER UNDERSTANDS, AGREES AND ACKNOWLEDGES THAT THE PROPERTY IS SOLD BY SELLER AND ACCEPTED BY PURCHASER: (I) AS IS, WHERE IS, WITH ALL FAULTS, IF ANY, AND WITHOUT ANY REPRESENTATIONS OR WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, OTHER THAN THE EXPRESS WARRANTIES; AND (II) SUBJECT TO (1) ALL MATTERS WHICH APPEAR IN OR ARE DISCLOSED BY THIS AGREEMENT, THE PROPERTY INFORMATION AND THE PERMITTED EXCEPTIONS (COLLECTIVELY, THE “DISCLOSED MATTERS”); (2) ALL OF THE DISCLAIMERS AND RELEASES SET OUT IN THIS AGREEMENT AND ALL OF THE DISCLAIMERS SET OUT IN THE DEED (COLLECTIVELY, THE “DISCLAIMERS”); AND (3) ALL MATTERS COVERED BY THE DISCLAIMERS (COLLECTIVELY, THE “DISCLAIMED MATTERS”).
PURCHASER, BY EXECUTION OF THIS AGREEMENT, RELEASES SELLER FROM ANY AND ALL LIABILITIES, OBLIGATIONS AND CLAIMS OF ANY KIND OR NATURE FOR, CONCERNING OR REGARDING (OR ARISING UNDER, IN CONNECTION WITH OR OUT OF) THE DISCLOSED MATTERS AND THE DISCLAIMED MATTERS (INCLUDING WITHOUT LIMITATION ALL LIABILITY FOR CONTRIBUTION AND INDEMNITY, REGARDLESS OF WHETHER OF SUCH LIABILITY ARISES UNDER CONTRACT, STATUTE OR OTHERWISE), EXCEPT FOR THE EXPRESS WARRANTIES.
EXCEPT FOR THE EXPRESS WARRANTIES, SELLER SPECIFICALLY NEGATES AND DISCLAIMS ANY AND ALL REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS, GUARANTIES AND STATEMENTS OF ANY KIND OR CHARACTER WHATSOEVER (WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE) OF, AS TO, CONCERNING OR WITH RESPECT TO THE FOLLOWING MATTERS (ALL OF WHICH ARE "DISCLAIMED MATTERS" FOR PURPOSES OF THIS AGREEMENT): (1) THE NATURE, QUALITY OR CONDITION OF THE PROPERTY, INCLUDING, WITHOUT LIMITATION, THE ACREAGE OF THE PROPERTY, THE DRAINAGE OF STORM WATER ONTO OR FROM THE PROPERTY, THE CONDITION OF THE SOILS LOCATED WITHIN THE PROPERTY, THE PRESENCE OR EXISTENCE OF ANY FAULTS WITHIN THE PROPERTY OR ANY OTHER MATTERS RELATED TO THE GEOLOGY OF THE PROPERTY OR ANY SURROUNDING AREAS; (2) THE AVAILABILITY OF WATER OR WATER RIGHTS WITH RESPECT TO THE PROPERTY; (3) THE AVAILABILITY OF UTILITIES TO THE PROPERTY OR THE EXISTENCE OR AVAILABILITY OF UTILITY COMMITMENTS TO SERVE THE PROPERTY; (4) WHETHER OR NOT ANY PORTION OF THE PROPERTY LIES WITHIN ANY FLOOD PLAIN, FLOOD WAY, FLOOD PRONE AREA OR SPECIAL FLOOD HAZARD AREA; (5) THE STATUS OF ANY RIGHTS OF ACCESS TO THE PROPERTY, WHETHER BY PRIVATE EASEMENTS, PUBLIC ROADS OR OTHERWISE; (6) THE VALUE OF THE PROPERTY OR THE ANTICIPATED INCOME TO BE DERIVED FROM THE PROPERTY; (7) THE DEVELOPMENT

POTENTIAL OF THE PROPERTY, INCLUDING WITHOUT LIMITATION, THE STATUS OF GOVERNMENTAL APPROVALS WITH RESPECT TO THE PROPERTY, THE ANTICIPATED DENSITIES WHICH MAY BE OBTAINED IN CONNECTION WITH THE DEVELOPMENT OF THE PROPERTY, OR ANY OTHER SIMILAR MATTERS; (8) THE SUITABILITY OF THE PROPERTY FOR ANY ACTIVITIES OR USES WHICH PURCHASER MAY CONDUCT THEREON; (9) THE COMPLIANCE OF OR BY THE PROPERTY OR ITS OPERATIONS WITH ANY RESTRICTIVE COVENANTS OR OTHER LEGAL REQUIREMENTS OR LIMITATIONS WHICH ARE FILED OF PUBLIC RECORD; (10) THE COMPLIANCE OF OR BY THE PROPERTY OR ITS OPERATIONS WITH ANY LAWS, RULES, ORDINANCES OR REGULATIONS OF ANY APPLICABLE GOVERNMENTAL AUTHORITY OR BODY, INCLUDING WITHOUT LIMITATION ANY ENVIRONMENTAL PROTECTION, POLLUTION OR LAND USE LAWS, RULES, REGULATIONS, ORDERS OR REQUIREMENTS; (11) THE DISPOSAL OR EXISTENCE, IN OR ON THE PROPERTY, OF ANY ASBESTOS, PCB EMISSIONS, HYDROCARBONS, RADON GAS, OR HAZARDOUS OR TOXIC MATERIALS; (12) THE HABITABILITY, MERCHANTABILITY, MARKETABILITY, PROFITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE PROPERTY; (13) THE PLANNING, DESIGN OR ENGINEERING OF ANY IMPROVEMENTS LOCATED UPON OR WITHIN THE PROPERTY; (14) ANY MATTERS RELATED TO THE CONSTRUCTION OF ANY IMPROVEMENTS LOCATED UPON OR WITHIN THE PROPERTY, INCLUDING WITHOUT LIMITATION, THE QUALITY OF ANY LABOR OR MATERIALS INCORPORATED THEREIN; (15) THE EXISTENCE OF ANY DEFECTS (LATENT OR PATENT) OR THE STATE OF REPAIR OR LACK OF REPAIR OF ANY IMPROVEMENTS LOCATED UPON OR WITHIN THE PROPERTY; AND (16) ANY OTHER MATTERS WITH RESPECT TO THE PROPERTY OR THE AREA IN WHICH THE PROPERTY IS LOCATED.
NOTWITHSTANDING ANY PROVISION HEREOF TO THE CONTRARY, THE PROVISIONS OF THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, THIS SECTION 6.01, SHALL NOT RELEASE SELLER FROM LIABILITY FOR: (A) ANY DAMAGES, CLAIMS, LIABILITIES OR OBLIGATIONS ARISING OUT OF OR IN CONNECTION WITH A BREACH OF (OR FAILURE TO COMPLY WITH) ANY COVENANT, REPRESENTATION OR WARRANTY OF SELLER SET FORTH IN THIS AGREEMENT OR IN THE CLOSING DOCUMENTS TO THE EXTENT THE SAME SURVIVE THE CLOSING; OR (B) SELLER’S INTENTIONAL, ACTIVE FRAUD OR FRAUDULENT CONCEALMENT. FURTHER, SELLER ACKNOWLEDGES AND AGREES THAT PURCHASER HAS NOT ASSUMED, AND SHALL HAVE NO OBLIGATION TO INDEMNIFY SELLER FROM AND AGAINST, ANY GOVERNMENTAL OR THIRD PARTY CLAIMS ASSERTED AFTER THE CLOSING AS A RESULT OF ANY ACT OR OMISSION TAKEN OR FAILED TO BE TAKEN BY OR ON SELLER’S BEHALF PRIOR TO THE CLOSING.
6.02    Purchaser Representations: Purchaser represents and warrants to Seller as follows:

(a)	Purchaser is a duly organized and validly existing limited liability company under the laws of the State of Massachusetts.

(b)
Purchaser has, without notice to or consent or joinder of any other person or entity, the full right, power and authority to enter into and perform this Agreement, including full right, power and authority to purchase the Property from Seller.

(c)
Purchaser’s execution, delivery and performance of this Agreement: (i) are within Purchaser’s power and authority and have been duly authorized; and (ii) will not conflict with, or with or without notice or the passage of time, or both, result in a breach of any of the terms and provisions of or constitute a default under any legal requirement, indenture, mortgage, loan agreement or instrument to which Purchaser is a party or by which Purchaser is bound.

(d)	To Purchaser’s current actual knowledge, Purchaser is, and on the Closing Date will be, financially able to consummate the purchase of the Property in the manner contemplated by this Agreement.

(e)
Purchaser is not insolvent (as such term is in the United States Bankruptcy Code, 11 U.S.C. Sections 101, et seq. (the “Bankruptcy Code”)) and will not become insolvent as a result of entering into and consummating this Agreement or the transactions contemplated hereby (including, without limitation, the purchase of the Property), nor are the transactions contemplated hereunder or obligations incurred in connection herewith made or incurred by Purchaser with any intent to hinder, delay or defraud any creditors to which Purchaser is or becomes indebted. Purchaser acknowledges that it is receiving new, fair, reasonably equivalent value in exchange for the transfers and obligations contemplated by this Agreement, and affirmatively represents that neither its entry into this Agreement nor its consummation of the transactions contemplated hereby constitutes a fraudulent conveyance or preferential transfer under the Bankruptcy Code or any other federal, state or local laws affecting creditors rights generally.

(f)
Purchaser is currently in compliance with, and shall at all times during the term of this Agreement (including any extension thereof) remain in compliance with, the regulations of the OFAC of the Department of the Treasury (including those named on OFAC's Specially Designated Nationals and Blocked Persons List) and any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action relating thereto.

Each of the warranties and representations of Purchaser under this Agreement is true and correct as of the Effective Date of this Agreement and shall be true and correct as of the date of Closing. The warranties, representations and covenants of Seller and Purchaser contained in this Agreement shall survive the Closing and shall inure to the benefit of and be binding upon the heirs, legal representatives, successors and assigns of the Parties hereto.
6.03    No Fraud In The Inducement.

(a)
EACH PARTY UNEQUIVOCALLY REPRESENTS, ACKNOWLEDGES AND STATES THAT NEITHER THE OTHER PARTY NOR ANY AGENT, EMPLOYEE, CONTRACTOR OR OTHER PERSON OR ENTITY OPERATING BY, THROUGH OR UNDER THE OTHER PARTY: (1) HAS MADE ANY WARRANTIES, REPRESENTATIONS, PROMISES OR STATEMENTS, EITHER EXPRESS OR IMPLIED, TO INDUCE SUCH PARTY TO ENTER INTO THIS AGREEMENT, EXCEPT TO THE EXTENT THAT THE SAME ARE EXPRESSLY SET FORTH IN THIS AGREEMENT; OR (2) HAS ANY DUTY TO MAKE ANY DISCLOSURES TO SUCH PARTY, EXCEPT TO THE EXTENT THAT THE SAME ARE EXPRESSLY SET FORTH IN THIS AGREEMENT.

(b)
EACH PARTY UNEQUIVOCALLY REPRESENTS, ACKNOWLEDGES AND STATES THAT IN ENTERING INTO THIS TRANSACTION AND EXECUTING AND DELIVERING THIS AGREEMENT TO THE OTHER PARTY, SUCH PARTY IS: (1) NOT RELYING UPON ANY WARRANTIES, REPRESENTATIONS, PROMISES OR STATEMENTS, WHETHER EXPRESS OR IMPLIED, MADE BY THE OTHER PARTY OR ANY AGENT, EMPLOYEE, CONTRACTOR OR OTHER PERSON OR ENTITY OPERATING BY, THROUGH OR UNDER THE OTHER PARTY, EXCEPT TO THE EXTENT THAT THE SAME ARE EXPRESSLY SET FORTH IN THIS AGREEMENT; AND (2) EXCEPT TO THE EXTENT OTHERWISE EXPRESSLY AND SPECIFICALLY SET FORTH IN THIS AGREEMENT, RELYING SOLELY ON ITS OWN INSPECTION, INVESTIGATION AND JUDGMENT.

6.04    Seller Covenants. Seller agrees that, between the Effective Date of this Agreement and the Closing Date:

(a)
Except for the Approved Leases (defined below) and construction contracts entered into to fulfill landlord obligations thereunder, the Site Easements (defined below), the Required Easements (defined below) consented to by Purchaser, the Restrictive Covenant Agreement, and any construction contract required to construct any Build to Suit or any Pad Site N Multi-Tenant Building (the “Pad Site N Multi-Tenant Building Construction Contract”), Seller will not enter into or grant any liens, easements, restrictive covenants or other agreements of any kind which would survive the Closing and which would affect title to the Property, without the prior written approval of Purchaser, which may be withheld in Purchaser’s reasonable discretion prior to the expiration of the Inspection Period and which may be withheld in Purchaser’s sole discretion after the expiration of the Inspection Period. Subject to the terms and provisions of Section 6.07 below, Seller may enter into Property Agreements after the Effective Date provided that Seller terminates any such Property Agreement that Purchaser does not elect to assume pursuant to Section 6.07 below, without cost or liability to Purchaser. Any Pad Site N Multi-Tenant Building Construction Contract must be substantially in the form as the construction contract entered into with Fromberg Construction, LLC for the construction of Building J.

(b)
Except for the Approved Leases and Tenant Lease Amendments as permitted under Section 6.06 below, Seller will not enter into any leases or other possessory agreements for the Property or any amendments or modifications to the Tenant Leases or Approved Leases which would be binding on Purchaser or the Property after the Closing, without the prior written approval of Purchaser, which may be withheld in Purchaser’s reasonable discretion prior to the expiration of the Inspection Period and which may be withheld in Purchaser’s sole discretion after the expiration of the Inspection Period.

(c)
Except for Approved Leases, Seller will not sell, transfer, convey, demolish, destroy, dispose of, relinquish, amend, alter, change or modify the Property or any portion thereof, except for tenant finish out and other improvements to the Property in the ordinary course of business, any Build to Suit and any construction of the Pad Site N Multi-Tenant Building, without the prior written consent of Purchaser, which may be withheld in Purchaser’s reasonable discretion prior to the expiration of the Inspection Period and which may be withheld in Purchaser’s sole discretion after the expiration of the Inspection Period.

(d)
Seller will operate and repair and maintain the Property in a first class condition commensurate with comparable retail shopping centers in the Austin, Texas area and in accordance with all applicable laws, codes and regulations, the Tenant Leases, the Approved Leases and all other agreements, restrictions or covenants applicable to, or binding upon the Property.

(e)	Seller will promptly notify Purchaser of any material damage to or destruction of the Property or any portion thereof.

(f)
Seller will promptly perform all of its obligations, in all material respects, under the Tenant Leases, the Approved Leases, and all requirements of Seller's construction lender and related construction loan documents (“Construction Loan Documents”).

(g)
Seller will promptly upon obtaining notice of same, notify Purchaser of any instituted or proposed foreclosure proceeding, condemnation action or other litigation with respect to the Property or any portion thereof.

(h)
Seller will promptly upon obtaining notice of same, notify Purchaser of any legal, political, governmental, or administrative proceeding or moratorium instituted or proposed which specifically affects the Property in a materially adverse manner.

(i)
After the expiration of the Inspection Period, Seller will not alter or amend in any way which would be binding upon Purchaser or the Property after the Closing, the zoning or any other governmental approval and permit applicable to the Property, without the prior written consent of Purchaser, which consent will not be unreasonably conditioned, withheld or delayed (as of the Effective Date, Seller is processing an amendment to the PUD to streamline the process for confirming compliance with green building requirements which proposed amendment will be included in the Property Information); and

(j)
Seller will not make any commitments to any governmental authority, utility company, school board, church or other religious body, or any homeowners association, or any other organization, group or individual which would be binding upon Purchaser or the Property after the Closing.

6.05    Purchaser Covenants. Purchaser agrees that, between the Effective Date of this Agreement and the Closing Date, neither Purchaser nor any of the Purchaser Parties will, without the prior written consent of Seller:

(a)
have any contact (written, verbal or otherwise) with or make any commitments to any governmental authority, utility company, school board, church, religious body, homeowners association, or other similar organization or group with respect to the Property or allow any third party to make or have any such contact on behalf of Purchaser or any of the Purchaser Parties, except Purchaser may make inquiries to municipal, local and other government representatives to the extent required by law or with respect to customary Phase I environmental, zoning and building code inquiries;

(b)	enter into any leases or other possessory agreements for the Property which would be binding on Seller or the Property after any termination of this Agreement;

(c)	enter into or grant any easements, liens, encumbrances or other contracts or instruments which would be binding upon Seller or the Property after any termination of this Agreement;

(d)
record in any public records, any memorandum or other instrument referencing this Agreement, other than any documents permitted pursuant to the terms of this Agreement or any lis pendens filed in connection with a suit for specific performance filed by Purchaser in conformance with the requirements of Section 9.02 of this Agreement;

(e)	alter or amend in any way which would be binding upon Seller or the Property after any termination of this Agreement, the zoning or any other governmental approval or permit affecting the Property;

(f)	commence any construction activities upon or within the Property;

(g)	transfer, convey, dispose of or remove any portion of the Property; or

(h)
terminate or amend or purport to terminate or amend any service contract, maintenance contract or other contract of any kind relating to the Property, except for contracts entered into by Purchaser in connection with its due diligence.

6.06    Approved Leases / Pad Site N Multi-Tenant Building. Purchaser acknowledges and agrees that Seller may continue to enter into Tenant Leases and amendments and modifications to existing Tenant Leases (“Tenant Lease Amendments”) after the Effective Date, provided that such Tenant Lease or Tenant Lease Amendment is in compliance with the “Leasing Parameters” set forth on Exhibit “I” attached hereto and incorporated herein. In addition and notwithstanding anything in this Agreement to the contrary, Seller may enter into a Tenant Lease that meets all of the Leasing Parameters other than the “Creditworthiness Standards,” defined therein, provided that such Tenant Lease will not be considered an Earn Out Lease at the Closing (referred to as a “Non-Conforming Lease”). A Non-Conforming Lease will be a sublease to the applicable Master Lease (defined below) at the Closing until it is eligible to be assigned to Purchaser as provided in the Master Lease. Except as provided in the two preceding sentences, after the Effective Date, Seller will not enter into a Tenant Lease or Tenant Lease Amendment without the prior written consent of Purchaser, which may be withheld in Purchaser’s reasonable discretion. Any Tenant Lease which is approved or which is deemed approved by Purchaser pursuant to this Section 6.06 or which is in compliance with the Leasing Parameters is referred to herein as an “Approved Lease.” All such Approved Leases will be deemed to be Permitted Exceptions hereunder for all purposes. The Parties acknowledge and agree that Seller may, at Seller’s option, construct the Pad Site N Multi-Tenant Building in accordance with a Pad Site N Multi-Tenant Building Construction Contract at any time after the Effective Date so long as (i) the construction of the Pad Site N Multi-Tenant Building is constructed at Seller’s sole cost and expense, (ii) the Pad Site N Multi-Tenant Building comports with the standards set forth in Exhibit “M” attached hereto, (iii) the Pad Site N Multi-Tenant Building is complete prior to the expiration of the Master Lease applicable to the Pad Sites, (iv) prior to commencement of any construction, Seller has a signed Approved Lease(s) for more than 50% of the rentable square feet of the Pad Site N Multi-Tenant Building, (v) if construction commences, Seller will cause the construction of Pad Site N Multi-Tenant Building to be diligently prosecuted to completion in accordance with the plans and specifications thereof and all applicable laws, rules, regulations and restrictions affecting the Property, lien free within one year of the date of commencement and in any event, prior to the expiration of the Master Lease applicable to the Pad Sites, and (vi) Seller keeps Purchaser informed on the status of construction and provides Purchaser, at Seller’s sole cost, with all certificates of occupancy, building permits, lien waivers and other construction related materials reasonably requested by Purchaser. In the event Seller elects to construct the Pad Site N Multi-Tenant Building in accordance with this Section 6.06, then Seller’s obligations with respect to the construction of any such Pad Site N Multi-Tenant Building will survive Closing.
6.07    Property Agreements. On or before ten (10) days prior to the expiration of the Inspection Period, Seller will provide Purchaser with copies of all Property Agreements that are entered into after the Effective Date. On or before the expiration of the Inspection Period, Purchaser shall notify Seller in writing if it elects not to assume at Closing any of the Property Agreements which are identified on Exhibit "B-2" attached hereto as updated by Seller pursuant to the immediately preceding sentence. Seller shall terminate such disapproved Property Agreements as of the Closing Date provided that it receives such written notification from Purchaser on or before the expiration of the Inspection Period. Notwithstanding anything to the contrary contained herein, Seller must terminate, at Seller’s sole cost, on or before the Closing Date, all management and leasing agreements, other than the Property Management Agreement (as hereinafter defined) and the Leasing Agreement (as hereinafter defined). The Property Agreements include a Commercial Property Management Agreement dated May 1, 2015 (the “Property Management Agreement”) between Seller and Dabbs Cable, LLC (“Property Manager”) for the management of the Shopping Center and an Exclusive Leasing Agreement dated January 1, 2015 (the “Leasing Agreement”) between Seller and Dabbs Cable, LLC (the “Leasing Agent”) for the leasing the of the Shopping Center. Notwithstanding the foregoing, Seller and Purchaser agree that (i) the Property Management Agreement and the Leasing Agreement will be assigned by Seller to Purchaser and assumed by Purchaser at the Closing, (ii) after Closing, Purchaser may cause the Property Management Agreement and the Leasing Agreement to be amended and restated in their entirety on a form property management or a form leasing agreement, as applicable, that Purchaser customarily uses on its retail projects so long as such amended and restated agreements include substantially the same compensation and fee terms, at least a two (2) year primary term, subject to termination as set forth below, and at least substantially the same scope of services as were included in the original Property Management Agreement or Leasing Agreement, as applicable, (iii) Purchaser will maintain the Property Management Agreement and will retain the Property Manager for the management of the Shopping Center in accordance with the Property Management Agreement for a period of two (2) years after the Closing Date unless and until Property Manager is in material default or otherwise fails to comply with the terms of the Property Management Agreement that is not cured within thirty (30) days of written notice thereof or Property Manager exercises any termination right under the Property Management Agreement, and (iv) Purchaser will maintain the Leasing Agreement and will retain the Leasing Agent for the leasing of the Shopping Center in accordance with the Leasing Agreement for a period of two (2) years after the Closing Date unless and until the Leasing Agent is in material default or otherwise fails to comply with the terms of the Leasing Agreement that is not cured within thirty (30) days of written notice thereof or the Leasing Agent exercises any termination right under the Leasing Agreement or Bryan Dabbs is no longer the primary leasing agent thereunder. Seller will remain responsible only for payment of commissions under the Leasing Agreement for Subleases (defined on Exhibit “H”)

under a Master Leases and, to the extent not credited to Purchaser at the Closing, any Unpaid Leasing Commissions. The terms and provisions of this Section 6.07 will survive Closing.
6.08    Easements. Notwithstanding anything to the contrary contained herein, Purchaser acknowledges and agrees that, during the Inspection Period, Seller may grant water, wastewater, public storm water drainage, and internal storm water drainage easements in generally in the locations on the Property as reflected on Exhibit “K” attached hereto and incorporated herein for all purposes, (ii) grant reclaimed water easements on the Property for the reclaimed water supply system within the Property, and (iii) grant specific electric line easements to replace a blanket easement granted to the City of Austin (Austin Energy) on the Property (collectively, the “Site Easements”). Seller will provide Purchaser with copies of the Site Easements during the Inspection Period. In addition, Seller may request that Purchaser approve certain other required utility and/or access easements prior to Closing for the continued development and operation of the Shopping Center (“Required Easements”). Purchaser will not unreasonably withhold, delay or condition its consent to a Required Easement so long as it does not materially and adversely affect the development or operation of the Shopping Center. In the event that Purchaser does not respond with Purchaser consent to a Required Easement or an objection to a Required Easement (together with the rationale for such objection) within ten (10) days after Seller’s written request for Purchaser consent to a Required Easement, then Purchaser will be deemed to have consented to such Required Easement. Seller may enter into and record Required Easements that Purchaser has approved in writing. All of the Site Easements and any Required Easements approved by Purchaser will be deemed to be Permitted Exceptions hereunder.
6.09    Restrictive Covenants Agreement. The Property is subject to, and the Property Information includes, City of Lakeway Ordinance No. 2014-01-21-01 Oaks at Lakeway Planned Unit Development, as amended by Ordinance No. 2016-02-16-03, (as amended, the “PUD”). The PUD also includes certain property outside of the Shopping Center that is being retained by Seller – such property more particularly described on Exhibit “L” attached hereto (the “Seller Retained Tract”). The PUD limits the impervious cover to all property that is subject to the PUD to an aggregate of 50 acres of impervious cover (the “Impervious Cover Cap”). During the Inspection Period, Seller and Purchaser will agree to the form of a restrictive covenant to be encumber both the Property and the Seller Retained Tract that (i) allocates the amount of allowable impervious cover that may be developed on each of the Property and the Seller Retained Tract in order to ensure compliance with the Impervious Cover Cap while still allowing sufficient impervious cover to allow the Shopping Center to be fully developed in accordance with the Pro Forma and the Site Plan, and (ii) prohibits owner or any tenant or other occupant of the Seller Retained Tract from violating the Tenant Use Covenants (as defined in the HEB Lease) under the HEB Lease (referred to herein as the “Restrictive Covenants Agreement”). Within fifteen (15) days after the Effective Date, Seller will submit to Purchaser a proposed form Restrictive Covenants Agreement. The Parties agree to work diligently and in good faith with one another to resolve any issues on such document so that the Restrictive Covenants Agreement can be finalized on or before the expiration of the Inspection Period. Neither Party will unreasonably withhold, condition or delay its approval of the proposed form Restrictive Covenants Agreement, as modified by either Party and submitted for approval. The Restrictive Covenants Agreement, as approved by the Parties, will be deemed to be a Permitted Exception for all purposes under this Agreement, and the Restrictive Covenants

Agreement will be recorded at or prior to the Closing. In the event the Parties do not agree to the form Restrictive Covenants Agreement on or before the expiration of the Inspection Period, then this Agreement will automatically terminate and the Earnest Money shall be returned to Purchaser, and thereafter neither Party shall have any further rights, remedies, or obligations hereunder except for the Post Termination Obligations which will survive termination.
6.10    Master Leases. Contemporaneously with the Closing, Seller, as lessee, and Purchaser, as lessor, will enter into three (3) master leases for certain space within the Shopping Center that is not subject to an Earn Out Lease (defined below) at the time of Closing (collectively referred to as the “Master Leases”). The general terms and provisions of each Master Lease is set forth on Exhibit “H” attached hereto and incorporated herein for all purposes. Seller’s obligations under the Master Leases will be secured by a guaranty (the “Master Lease Guaranty”) by Guarantor (defined below) and an irrevocable letter of credit (the “Master Lease Letter of Credit”) in the amount of $1,500,000 having a three (3) year term and otherwise issued by a financial institution and in a form reasonably acceptable to Seller and Purchaser. The form of these Master Leases, the Master Lease Guaranty and the Master Lease Letter of Credit will be agreed to between the Parties during the Inspection Period. Within fifteen (15) days after the Effective Date, Seller will submit to Purchaser the proposed Master Leases, Master Lease Guaranty and Master Lease Letter of Credit. The Parties agree to work diligently and in good faith with one another to resolve any issues on such documents so that the Master Leases, Master Lease Guaranty and Master Lease Letter of Credit can be finalized on or before the expiration of the Inspection Period. Neither Party will unreasonably withhold, condition or delay its approval of the proposed Master Leases, Master Lease Guaranty or Master Lease Letter of Credit, as modified by either Party and submitted for approval. In the event the Parties do not agree to the Master Leases, Master Lease Guaranty and Master Lease Letter of Credit on or before the expiration of the Inspection Period, then this Agreement will automatically terminate and the Earnest Money shall be returned to Purchaser, and thereafter neither Party shall have any further rights, remedies, or obligations hereunder except for the Post Termination Obligations which will survive termination.
6.11    High Five Lease. Seller entered into that certain Lease Agreement dated effective January 9, 2015 with High Five Entertainment, LLC (“High Five”) for the construction and operation of a family oriented entertainment facility which includes bowling, restaurant facilities, bar facilities and other entertainment facilities and equipment (as amended from time to time, the “High Five Lease”). High Five opened for operations in February, 2015. Seller has provided Purchaser with a copy the High Five Lease and all of its amendments, financial statements from the guarantor of the High Five Lease, business plan materials for High Five that was submitted by High Five to Seller, and a copy of financial statement information from High Five reporting operations from the day of opening through on or about May 15, 2016 (collectively, the “High Five Due Diligence”). After review of the High Five Due Diligence and any Tenant interviews Purchaser desires to conduct with regard to High Five, if Purchaser determines that the High Five Lease is not acceptable and Seller does not provide any further assurances acceptable to Purchaser, in its sole discretion, then Purchaser may terminate this Agreement by written notice to Seller on or before the date that is forty five (45) days after the Effective Date (the “High Five Termination Option”). In the event Purchaser timely exercises the High Five Termination Option, then the Earnest Money shall be returned to Purchaser, and thereafter neither Party shall have any further rights, remedies, or obligations hereunder except for the Post Termination Obligations which will survive termination.
6.12    Notice Regarding District. Purchaser acknowledges and understands that: (a) the Real Property is located in Water Control and Improvement District No. 17 and Lakeway Municipal Utility District (the “Districts”); and (b)  the Real Property will be conveyed at the Closing subject to assessments and assessment liens in favor of each of the Districts. Purchaser acknowledges receipt of the notices regarding such assessments and assessment liens which is attached to this Agreement as Exhibit “J” and is incorporated herein by reference.
6.13    Notice Regarding Possible Liability for Additional Taxes. If for the current ad valorem tax year the taxable value of the land that is the subject of this contract is determined by a special appraisal method that allows for appraisal of the land at less than its market value, the person to whom the land is transferred may not be allowed to qualify the land for that special appraisal in a subsequent tax year and the land may then be appraised at its full market value. In addition, the transfer of the land or a subsequent change in the use of the land may result in the imposition of an additional tax plus interest as a penalty for the transfer or the change in the use of the land. The taxable value of the land and the applicable method of appraisal for the current tax year is public information and may be obtained from the tax appraisal district established for the county in which the land is located. The foregoing does not limit Seller’s obligation to pay (or provide Purchaser with a credit for) all “rollback” or similar taxes on or before the Closing pursuant to Section 5.05(a).
6.14    Notice Regarding Title And Legal Counsel. As required by the Texas Real Estate License Act, Seller hereby advises Purchaser that Purchaser should have the abstract covering the Property examined by an attorney of Purchaser’s own selection, or that Purchaser should be furnished with or obtain a policy of title insurance. By signing this Agreement, Purchaser acknowledges receipt of this notice. Purchaser and Seller further acknowledge that they have been given the opportunity to, and are hereby advised to, consult with an attorney of their choice with regard to this Agreement, the closing documents to be executed in connection herewith and the transaction contemplated by this Agreement.
VII.
Conditions Precedent
7.01    Conditions Precedent. Closing under this Agreement is contingent and conditioned upon the satisfaction of each of the conditions precedent set forth in the following Sections of this Article VII (collectively, the “Conditions Precedent” and individually, a “Condition Precedent”). The date a Condition Precedent is satisfied is the earlier of the date a Condition Precedent is satisfied or the date a Condition Precedent is waived or deemed waived hereunder. The Conditions Precedent must all be satisfied or waived on or before Wednesday, December 14, 2016 (the “Outside Completion Date”).
7.02    Tenant Estoppel Certificates. Seller will make commercially reasonable efforts to deliver to Purchaser tenant estoppel certificates executed by all Tenants within the Property dated after the Effective Date but no earlier than thirty (30) days prior to Closing in the form of the tenant estoppel certificate attached to such Tenant Lease or if no form is so attached, then in the form of Exhibit “D” attached hereto (collectively, the “Tenant Estoppels”). The Tenant Estoppels must be joined in by any guarantor and be completed to reflect the terms of the applicable Tenant Lease and must not, unless expressly waived by Purchaser in writing, disclose any material defaults or other matters reasonably unacceptable to Purchaser. The completed form of the Tenant Estoppels must be prepared by Seller and submitted to Purchaser, for Purchaser’s review and reasonable approval, prior to delivery to the Tenants. Purchaser shall deliver any comments to the completed Tenant Estoppel Certificates within three (3) business days following receipt thereof, failing which such completed Tenant Estoppel Certificates shall be deemed approved. Purchaser will respond to Seller in writing within five (5) days of the date Seller submits a signed Tenant Estoppel to Purchaser for review and approval of whether Purchaser approves the Tenant Estoppel and the specific reasons for withholding approval if approval is not granted. If Purchaser fails to respond within such five (5) day period, then Purchaser will be deemed to have approved the Tenant Estoppel at issue. If Seller is unable, for any reason, to deliver to Purchaser Tenant Estoppels that are either in material compliance with the Rent Roll and the applicable prescribed form for such Tenant Estoppel or are approved or deemed approved by Purchaser in accordance with this Section 7.02 covering (a) the HEB Lease and the Tenant Leases with High Five and the Tenants under any Tenant Leases covering any of the Pad Sites (each a “Major Tenant” and collectively, the “Major Tenants”), and (b) at least 85% of the net rentable square footage of all Tenants in the Property, including the Major Tenants, under existing Tenant Leases (the “Tenant Estoppels Requirement”) on or before the second (2nd) business day prior to the scheduled Closing Date, then Purchaser, as Purchaser’s sole and exclusive remedy, shall have the right to either: (i) terminate this Agreement, in which event the Earnest Money will be refunded to Purchaser and neither Party shall have any further rights, remedies or obligations under this Agreement except obligations and rights that expressly survive any termination of this Agreement; or (ii) waive the Tenant Estoppels Requirement and proceed with the Closing. Purchaser must exercise option (i) or option (ii) of the immediately preceding sentence by written notice to Seller on or before the scheduled Closing Date. If Purchaser fails to exercise such option on or before the scheduled Closing Date, then Purchaser will be deemed to have exercised option (ii) set forth above. If, however, Seller provides Purchaser with Tenant Estoppels that satisfies the Tenant Estoppels Requirement on or before the scheduled Closing Date, then this Condition Precedent will be satisfied. Each party shall be entitled to extend the Outside Completion Date for up to fifteen (15) days, if necessary, in order to satisfy the Tenant Estoppels Requirement in which event the Closing Date will be extended for the same number of days.
7.03    Tenant Leases. (i) All Tenant Leases with the Major Tenants shall have been signed by Seller, as landlord, and the applicable Tenant (the “Required Tenant Leases”); (ii) all of the Tenants under the Required Tenant Leases, other than the tenant of the Hat Creek Hamburgers Lease, described on the Rent Roll or any tenant of Pad Sites M and N, shall have taken occupancy of their respective premises; (ii) all of the Tenants under the Required Tenant Leases, other than any tenant of Pad Sites M and N, shall have waived any termination right (other than for casualty or condemnation) and shall have commenced paying rent (i.e., all free rent periods have either expired or Seller has provided Purchaser with a credit therefor at Closing); (iv) there has been no material adverse change in the financial condition of any of the Major Tenants since the end of the

Inspection Period; and (v) no Major Tenant has committed a default after the end of the Inspection Period under its Tenant Lease beyond any applicable cure period.
7.04    Warranty Consents. Seller has obtained the Warranty Consents prior to Closing. Prior to the expiration of the Inspection Period, Purchaser will notify Seller of any warranty provider consents that are required for the transfer of Warranties to Purchaser at Closing (“Warranty Consents”).
7.05    HEB Profit Participation Agreement. Seller must deliver to the Title Company on or before the Closing all releases and other instruments required by the Title Company in order to remove the HEB Profit Participation Agreement, and any memorandum thereof, as an exception to title to the Property. As used herein, the term “HEB Profit Participation Agreement” means that certain Profit Participation Agreement dated August 22, 2014, by and between Seller and HEB, a memorandum of which was filed against the Property and the Seller Retained Tract and recorded as Document No. 2014189966.
7.06    HEB Use Restrictions. Seller must deliver to Purchaser on or before the Outside Completion Date an amendment to the HEB Lease (the “HEB Lease Amendment”) executed by HEB and Seller that provides that so long as the current landlord under the HEB Lease is not the owner of the Seller Retained Tract then any violation of the Tenant Use Covenants on the Seller Retained Tract by a third party (other than the current landlord under the HEB Lease) will not be a Non-Willful Breach (as defined in the HEB Lease) or other landlord default under the HEB Lease and will not entitle HEB to offset or abate any rental due under, or to otherwise terminate or exercise any remedy under or with respect to, the HEB Lease.
7.07    Dedication. Seller must deliver to the Title Company and the surveyor preparing the Survey (the “Surveyor”) evidence sufficient for the Title Company and the Surveyor to note in the Title Policy and on the Survey, as applicable, that the portion of Main Street and Medical Drive shown on the Site Plan as abutting the Shopping Center has been dedicated to and accepted for maintenance of the City of Lakeway, Texas, without reservation or any conditions which would be binding on Purchaser or the Property after Closing.
7.08    Conditions Precedent. The obligation of Purchaser to consummate the transaction contemplated under this Agreement is expressly subject to and conditioned upon: (i) satisfaction or waiver of the Tenant Estoppels Requirement; and (ii) the requirements set forth in Sections 7.04, 7.05, 7.06, and 7.07 being satisfied by Seller. The foregoing listed items are referred to herein collectively as the “Conditions Precedent”. The Conditions Precedent may be waived by Purchaser in its sole and absolute discretion. If the Conditions Precedent are not all satisfied or waived by Purchaser on or before the Outside Completion Date, then this Agreement will terminate, in which event the Earnest Money will be refunded to Purchaser and neither Party shall have any further rights, remedies or obligations under this Agreement except obligations and rights that expressly survive any termination of this Agreement; provided, however, if the requirement set forth in Section 7.05 and/or Section 7.06 have not been satisfied, Seller agrees to reimburse Purchaser, within five (5) business days following the date of Purchaser’s written request, for all reasonably documented third (3rd) party costs actually incurred by Purchaser before the termination of this

Agreement in connection with this transaction (whether before or after the Effective Date) up to, but not in excess of, $100,000 in the aggregate.
VIII.
Condemnation and Casualty
8.01    Condemnation. If prior to Closing, any governmental or other entity having condemnation authority shall institute an eminent domain proceeding with regard to the Property or any part thereof, then Seller, upon receiving written notice of such action, shall promptly deliver written notice to Purchaser thereof. Purchaser may, at its option, within twenty (20) days of such notice by Seller (but in no event later than the Closing Date), terminate this Agreement by delivering written notice thereof to Seller in which event this Agreement will terminate, the Earnest Money will be returned to Purchaser and the Parties will have no further rights and obligations hereunder other than the Post Termination Obligations. If Purchaser fails to so terminate this Agreement within such 20 day period, then this Agreement will remain in full force and effect, Purchaser will be deemed to have waived such right of termination, and Seller will assign all of Seller’s right, title and interest in and to such condemnation proceeds to Purchaser (or pay to Purchaser if such proceeds have been collected) at Closing.
8.02    Casualty. If any portion of the Property is damaged or destroyed prior to Closing, then Purchaser may, within fifteen (15) days after receipt from Seller of written notice of such damage or destruction (but in no event later than the Closing Date), elect to either: (a) terminate this Agreement; or (b) close the acquisition hereunder, in which event Seller shall assign to Purchaser (or pay to Purchaser if such proceeds have been collected) at Closing all insurance proceeds payable for such damages and proceeds of rent loss insurance and credit the Purchase Price with the amount of any deductibles associated therewith. Seller will promptly notify Purchaser in writing if Seller becomes aware of any such damage or destruction. Notwithstanding the foregoing, however, if the damage to the Property can be repaired for $500,000.00 or less and such casualty would not permit any Major Tenant to terminate its Tenant Lease, then Purchaser will not have the option to terminate this Agreement under clause (a) of the immediately preceding sentence, but rather the Parties shall proceed to Closing under the terms and provisions of clause (b) of the immediately preceding sentence. If Purchaser exercises its option to terminate this Agreement pursuant to this Section 8.02, then this Agreement will terminate, the Earnest Money will be returned to Purchaser and the Parties will have no further rights and obligations hereunder other than the Post Termination Obligations.
IX.
Remedies
9.01    Purchaser’s Default and Seller’s Remedies: If Purchaser fails to close the transaction contemplated by this Agreement for any reason (except for a Seller default or the permitted termination of this Agreement by Purchaser or Seller as herein expressly provided) and Seller is not in default of its obligations hereunder in any material respect, then Seller may, as Seller’s sole and exclusive remedy, terminate this Agreement and recover or retain the Earnest Money as liquidated damages for the failure or refusal by Purchaser (“Acquisition Default”). In the event of an Acquisition Default by Purchaser, the Earnest Money will be delivered to or retained by

Seller as liquidated damages, and not a penalty, in full satisfaction of Seller’s claims against Purchaser with respect to the Acquisition Default. Seller and Purchaser agree that it is difficult to determine the actual amount of Seller’s damages arising out of an Acquisition Default by Purchaser, but the amount of the Earnest Money is a fair estimate of those damages which has been agreed to by the Parties in a sincere effort to make the damages certain. Seller has no right to specifically enforce Purchaser's obligations under this Agreement nor to seek or otherwise collect any actual, out-of-pocket, lost profit, punitive, consequential, treble, or other damages from or against Purchaser. In no event shall any officer, director, agent or employee of Purchaser or its partners be personally liable for any of Purchaser's obligations under this Agreement or the documents to be delivered at the Closing. Purchaser’s indemnity obligation under Section 3.03, Purchaser’s responsibility for its Post Termination Obligations and Purchaser’s liability for costs under Section 9.06 below will not be subject to this Section 9.01 (except the previous sentence hereof).
9.02    Seller’s Default and Purchaser’s Remedies. Except for exclusive remedies otherwise specified Articles VI and VII above, if Seller fails or refuses to timely comply with Seller’s obligations under this Agreement, and if Purchaser is not in default of any of Purchaser's obligations hereunder in any material respect, then Purchaser may, as Purchaser’s sole and exclusive remedy, either: (i) terminate this Agreement by giving Seller timely written notice of such election prior to or at Closing, receive a refund of its Earnest Money hereunder, and seek reimbursement of the third party out-of-pocket costs incurred by Purchaser in connection with its investigation of the Property and the transactions contemplated by this Agreement in an amount in no event to exceed $100,000 (such costs as capped at $100,000 is referred to herein as “Third Party Costs”); or (ii) enforce specific performance of Seller’s obligations under this Agreement. Prior to Seller being obligated to pay Third Party Costs under any provision of this Agreement requiring payment of Third Party Costs to Purchaser, Purchaser must provide Seller commercially reasonable documentary evidence of such costs incurred by Purchaser.
9.03    Notice and Opportunity to Cure. For purposes of this Agreement, the term “Non-Curable Default” shall mean and refer to: (a) any default by Purchaser to deliver the Earnest Money on a timely basis as required under this Agreement; and/or (b) any failure by Purchaser to deliver to the Title Company, on or before the Closing Date, all funds, documents and other items required to be delivered by Purchaser under this Agreement in order to close the transaction under this Agreement; and/or (c) any failure by Seller to deliver to the Title Company, on or before the Closing Date, all funds, documents and other items required to be delivered by Seller under this Agreement in order to close the transaction under this Agreement. In the event of any default under this Agreement (other than a Non-Curable Default) by either Party (the “Defaulting Party”) the other Party (the “Non-Defaulting Party”) will not exercise any of such Non-Defaulting Party’s rights or remedies under this Agreement until and unless the Non-Defaulting Party has provided to the Defaulting Party a written notice of the default or defaults of the Defaulting Party (the “Default Notice”) and the Defaulting Party has failed to cure the default or defaults specified in the Default Notice within ten (10) days after the date of the Non-Defaulting Party’s delivery of the Default Notice. In the event of any Non-Curable Default, the Non-Defaulting Party may, at the Non-Defaulting Party’s option and election, afford notice and opportunity to cure to the Defaulting Party, but it is expressly agreed and understood that the Non-Defaulting Party has no duty to afford any such notice or opportunity to cure to the Defaulting Party. Rather, the Non-

Defaulting Party may, if the Non-Defaulting Party so elects, exercise any right or remedy which the Non-Defaulting Party may have with respect to any Non-Curable Default, without necessity of providing to the Defaulting Party any notice or opportunity to cure.
9.04    Purchaser’s Post Termination Obligations. If this Agreement is terminated for any reason (either by Purchaser or by Seller), then Purchaser shall: (a) restore the Property to the condition which existed prior to any inspections, tests or other activities of Purchaser and/or any of the Purchaser Parties, but only to the extent of damage caused by Purchaser and/or any of the Purchaser Parties; (b) return all of the Property Information to Seller; (c) pay to Seller the full amount of the Independent Contract Consideration (to the extent and only to the extent that the same has not been previously delivered by Purchaser to Seller); (d) remove all liens against the Property which have arisen due to any activities of Purchaser or any of the Purchaser Parties; and (e) indemnify and hold Seller harmless from and against any and all liabilities, obligations, claims and costs of any kind or nature (including court costs and reasonable attorneys' fees) to the extent arising out of or in connection with any activities of the Purchaser and/or the Purchaser Parties upon or within the Property INCLUDING WITHOUT LIMITATION ALL LIABILITIES, OBLIGATIONS, CLAIMS AND COSTS ARISING OUT OF ANY NEGLIGENCE ON THE PART OF SELLER, IT BEING EXPRESSLY AGREED AND UNDERSTOOD THAT PURCHASER IS AGREEING TO INDEMNIFY SELLER FROM CLAIMS ARISING OUT OF SELLER’S OWN SIMPLE (BUT NOT GROSS) NEGLIGENCE. All of the obligations of Purchaser under the immediately preceding sentence are referred to in this Agreement collectively as the “Post Termination Obligations”; the obligations of Purchaser under clauses (a), (b), and (c) of the immediately preceding sentence are referred to in this Agreement as the “Immediately Performable Post Termination Obligations”; and the obligations of Purchaser under clauses (d) and (e) of the immediately preceding sentence are referred to in this Agreement as the “Other Post Termination Obligations”. Notwithstanding any provision in this Agreement to the contrary, the Post Termination Obligations shall survive any termination of this Agreement, and the Post Termination Obligations shall not (regardless of any liquidated damages provisions in this Agreement) be deemed to be satisfied in whole or in part by the delivery to Seller of all or any portion of the Earnest Money.
9.05    Disposition of the Earnest Money.

(a)	Notwithstanding any provision in this Agreement to the contrary, the provisions in this Agreement relating to the Earnest Money shall survive any termination of this Agreement.

(b)
If the sale and purchase of the Property is consummated under the terms and provisions of this Agreement, then the Earnest Money will be credited and applied against the cash sums which are payable by Purchaser at the Closing.

(c)
If this Agreement is terminated under the terms and provisions of Section 3.01, 4.03, 6.01, 6.09, 6.10. 6.11, 7.02, 7.03, 7.04, 7.05, 7.06, 7.07, 7.08, 8.01, 8.02 or 12.18 of this Agreement or any other provision of this Agreement which states that the Earnest Money will be disbursed to

Purchaser after such termination, then: the Earnest Money will be promptly disbursed to Purchaser after such termination.

(d)	If Seller terminates this Agreement under the terms and provisions of Section 9.01 of this Agreement, then the Earnest Money will be promptly disbursed to Seller after such termination.

(e)	If Purchaser terminates this Agreement under the terms and provisions of Section 9.02 of this Agreement, then the Earnest Money will be promptly disbursed to Purchaser after such termination.

IF, AND ONLY IF, THIS AGREEMENT IS NOT TERMINATED UNDER THE TERMS AND PROVISIONS OF SECTION 3.01, 4.03, 6.01, 6.09, 6.10. 6.11, 7.02, 7.03, 7.04, 7.05, 7.06, 7.07, 7.08, 8.01, 8.02 OR 12.18 OF THIS AGREEMENT OR ANY OTHER PROVISION OF THIS AGREEMENT WHICH STATES THAT THE EARNEST MONEY WILL BE DISBURSED TO PURCHASER AFTER SUCH TERMINATION, THEN THE EARNEST MONEY WILL BE COMPLETELY “AT RISK” AND WILL BE REFUNDABLE TO PURCHASER ONLY IF SELLER DEFAULTS UNDER THIS AGREEMENT, SELLER DOES NOT CURE SUCH DEFAULT WITHIN ITS APPLICABLE CURE PERIOD AND PURCHASER TERMINATES THIS AGREEMENT UNDER THE TERMS AND PROVISIONS OF SECTION 9.02 OF THIS AGREEMENT.

9.06    Enforcement Costs. In the event of any dispute between the Parties arising out of or in connection with this Agreement, the prevailing Party in such dispute shall be entitled to recover from the non-prevailing Party all of the prevailing Party’s costs and expenses in connection with such dispute, including without limitation court costs, expert witness fees and reasonable attorney’s fees.
X.
Notices
10.01    Delivery of Notices. Any notice, communication, request, reply or advice (severally and collectively referred to as “Notice”) in this Agreement provided or permitted to be given, made or accepted by either Party to the other must be in writing. Notice may, unless otherwise provided herein, be given or served: (a) by depositing the same in the United States Mail, certified, with return receipt requested, addressed to the Party to be notified and with all charges prepaid; or (b) by depositing the same with Federal Express or another service guaranteeing “next day delivery”, addressed to the Party to be notified and with all charges prepaid; or (c) by delivering the same to such Party, or an agent of such Party by telecopy, by electronic email, or by hand delivery. Notice deposited in the United States mail in the manner hereinabove described shall be deemed effective from and after the earlier of the date of actual receipt or three (3) days after the date of such deposit. Notice deposited with a reputable overnight courier service shall be deemed effective on the first (1st) business day after the date of deposit. Notices given by facsimile will be deemed given as of the date and time shown on the confirmation slip generated by the sender’s facsimile machine. Notices given by electronic mail will be deemed given as of the date of transmission. Purchaser’s counsel may deliver any notice required or otherwise permitted to be given by Purchaser hereunder with the same effect as if given directly by Purchaser. For the purposes of notice, the addresses of the Parties shall, until changed as provided below, be as follows:

Seller:	STRATUS LAKEWAY CENTER, LLC
212 Lavaca Street, Suite 300
Austin, Texas 78701
Attn: William H. Armstrong, III
Telecopy: (512) 478-6340
Email: barmstrong@stratusproperties.com

With copy to:	Armbrust & Brown PLLC
100 Congress Avenue, Suite 1300
Austin, Texas 78701
Attn: Kenneth Jones
Telecopy: (512) 435-2360
Email: kjones@abaustin.com

Purchaser:	TA REALTY, LLC
28 State Street, 10th Floor
Boston, Massachusetts 02109
Attn: James Whalen
Telecopy: (617) 476-2714
Email: whalen@tarealty.com

With copies to:	TA REALTY, LLC
28 State Street, 10th Floor
Boston, Massachusetts 02109
Attn: Xander Dyer
Telecopy: (617) 476-2714
Email: dyer@tarealty.com

And	Stutzman, Bromberg, Esserman & Plifka,
A Professional Corporation
2323 Bryan Street, Suite 2200
Dallas, Texas 75201
Attn: Kenneth F. Plifka
Telecopy: (214) 969-4999
Email: plifka@sbep-law.com

The Parties hereto shall have the right from time to time to change their respective addresses, and each shall have the right to specify as its address any other address within the United States of America by at least five (5) days written notice to the other Party.

10.02 Delivery of Property Information. Notwithstanding any provision in this Agreement to the contrary, Seller may furnish any Property Information to Purchaser by sending such information to a representative of Purchaser via electronic mail or by providing Purchaser with information pursuant to which Purchaser may access the Property Information via any website or other form of file sharing arrangement established by Seller. Seller is not required to deliver Property Information to Purchaser pursuant to the notice provisions in Section 10.01 above.
XI.
Real Estate Commissions
11.01    Real Estate Commissions.

(a)
Seller and Purchaser acknowledge and agree that the only brokers who have been involved with the origination and negotiation of this Agreement are Holliday Fenoglio Fowler, L.P. and Bryan Dabbs (collectively, the “Broker”). If, as, and when this Agreement closes and Seller receives the Purchase Price in good funds, but not otherwise, Seller agrees to pay a real estate sales commission to Broker in accordance with the terms and provisions of a separate agreement.

(b)
The above referenced real estate sales commissions will be deemed earned only if and when the Closing occurs under this Agreement. If this Agreement fails to close for any reason, including a breach by either Party, Seller shall have no obligation to pay to Broker the above referenced real estate sales commissions or any other compensation, costs, expenses, fees or other sums of any kind or nature. Without limitation on the generality of the foregoing, it is expressly agreed and understood that the Broker will not be entitled to any real estate sales commissions if the Parties agree to rescind or terminate this Agreement.

(c)
Seller and Purchaser each represents and warrants to the other that, other than the real estate sales commissions payable to the Broker as specified hereinabove, there are no real estate sales commissions payable to any person or entity in connection with the transaction evidenced by this Agreement. Seller and Purchaser agree to hold harmless, defend, and indemnify each other from any and all claims, suits, liabilities, losses, costs, and expenses (including reasonable attorneys’ fees and court costs) resulting from any claims made by any broker, agent, finder, or salesman for any real estate sales commission or other compensation, reimbursement or payment of any kind or nature which is alleged to be owed based upon an agreement with the indemnifying party.

(d)
The Broker is not a party to this Agreement. This Agreement may be amended or terminated without notice to or the consent of the Broker. The absence of Broker’s signatures shall not in any way affect the validity of this Agreement or any amendment to this Agreement.

(e)	Purchaser understands and hereby acknowledges that neither the Broker nor any agents operating by, through or under the Broker has any authority to bind Seller to any warranties or representations regarding the Property, and further acknowledges that Purchaser has not relied upon any warranties or representations of the Broker or any agents operating by, through or under the Broker in Purchaser’s decision to purchase the Property.

(f)	The obligations of the Parties contained in this Section 11.01 shall survive the Closing or any termination of this Agreement.
XII.
Miscellaneous Provisions
12.01 Survival of Covenants: The obligations, representations, warranties, covenants and agreements of the Parties set out in this Agreement shall not be merged into the documents executed at the Closing, but rather shall survive the Closing. Notwithstanding any provision herein to the contrary, however, such survival shall be for a period of two (2) years only (the “Survival Period”). Any suit or cause of action based upon obligations arising out of or under this Agreement will be deemed barred if not filed prior to the expiration of the Survival Period.
12.02 Entire Agreement. This Agreement contains the entire agreement of the Parties hereto. There are no other agreements, oral or written, between the Parties regarding the Property and this Agreement can be amended only by written agreement signed by the Parties hereto, and by reference made a part hereof.
12.03    Binding Effect. This Agreement, and the terms, covenants, and conditions herein contained, shall be covenants running with the land and shall inure to the benefit of and be binding upon the heirs, personal representatives, successors, and assigns of each of the Parties hereto.
12.04    Effective Date. The Effective Date of this Agreement and other similar references herein are deemed to refer to the date on which this Agreement has been executed by both Seller and Purchaser.
12.05    Time. Time is of the essence in all things pertaining to the performance of this Agreement, including without limitation all dates, deadlines and periods of time referred to in this Agreement. All references in this Agreement to specific times shall mean and refer to local time in Austin, Texas.
12.06    Business Days. For purposes of this Agreement, the term “business day” or “business days” shall mean and refer to all calendar days, other than Saturdays, Sundays and days on which the U.S. Federal Reserve Bank of Dallas or banks in the Commonwealth of Massachusetts are closed. If any deadline set forth in this Agreement falls on a day which is not a business day or if any period of time provided for in this Agreement ends on a day which is not a business day, then the applicable deadline or period shall be extended to the first succeeding day which is a business day.
12.07    Assignment. This Agreement may not be assigned by the Purchaser without the written consent of Seller, which may be granted or withheld in Seller’s sole discretion; provided,

however, that Purchaser may, without Seller’s consent, assign this Agreement to: (i) an affiliate, (ii) any entity owned or controlled by Purchaser, and/or (iii) any investment client of Purchaser or other real estate fund owned or controlled by Purchaser or, in each case, any entity formed on its behalf.
12.08    Severability. If any provision of this Agreement is illegal, invalid, or unenforceable under present or future laws, then, and in that event, it is the intention of the Parties hereto that the remainder of this Agreement shall not be affected thereby, and it is also the intention of the Parties to this Agreement that in lieu of each provision of this Agreement that is illegal, invalid, or unenforceable, there be added as a part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible, and be legal, valid, and enforceable.
12.09    Waiver. Any failure by a Party hereto to insist, or any election by a Party hereto not to insist, upon strict performance by the other Party of any of the terms, provisions, or conditions of this Agreement shall not be deemed to be a waiver thereof or of any other term, provision, or condition hereof, and such Party shall have the right at any time or times thereafter to insist upon strict performance of any and all of the terms, provisions, and conditions hereof.
12.10    Applicable Law and Venue. The construction and validity of this Agreement shall be governed by the laws of the State of Texas. Venue shall be in a court of appropriate jurisdiction in Travis County, Texas.
12.11    Article and Section Headings. The article and section headings contained in this Agreement are for convenience only and shall in no way enlarge or limit the scope or meaning of the various and several provisions therein.
12.12    Grammatical Construction. Wherever appropriate, the masculine gender may include the feminine or neuter, and the singular may include the plural, and vice versa.
12.13    No Recordation. Seller and Purchaser hereby acknowledge that neither this Agreement nor any memorandum, affidavit or other instrument evidencing this Agreement or relating hereto (other than the closing documents contemplated hereunder) shall ever be recorded in the Real Property Records of Travis County, Texas, or in any other public records. Should Purchaser ever record or attempt to record any such instrument, then, notwithstanding any provision herein to the contrary, such recordation or attempted recordation shall constitute a default by Purchaser hereunder, and, in addition to the other remedies provided for herein: (i) Purchaser shall be personally liable to Seller for any damages incurred by Seller as a result of such recordation or attempted recordation, together with all attorney’s fees and other costs and expenses of any kind or nature incurred by Seller as a result of such recordation or attempted recordation; and (ii) Seller shall have the express right to terminate this Agreement by filing a notice of said termination in the Real Property Records of Travis County, Texas.
12.14    Force Majeure. If either Party is delayed or prevented from performing any of its obligations under this Agreement (other than the obligation to pay any sum of money) by reason of strikes, lockouts, labor troubles, work stoppages, shortages of materials, transportation delays, failure of power, riots, insurrections, war, acts of God, floods, storms, weather (including delays due to rain or wet ground), fire or other casualty, or any other cause beyond such Party’s control, the period of such event, plus the period of delay caused by such event, shall be deemed to be added to the time period herein provided for the performance any such obligation by the applicable Party.
12.15    Confidentiality. Seller and Purchaser agree that the terms of this Agreement shall be confidential and that neither Party will disclose the terms of this Agreement to any person or entity, except only as follows: (a) such disclosures as may be necessary to consummate the terms and provisions of this Agreement; (b) disclosures to the employees, agents, accountants, consultants or attorneys of the respective Parties; (c) disclosures to investors, lenders, purchasers or prospective investors, lenders or purchasers; (d) disclosures as may be required by law, court order, governmental or regulatory reporting requirements, or other similar requirements; and (e) to HEB for the sole purpose of fulfilling Seller obligations under Section 1.02 regarding the HEB ROFR.
12.16    Exculpation. Notwithstanding any provision in this Agreement to the contrary (other than the proviso below), it is agreed and understood that Purchaser shall look solely to the assets of Seller in the event of any breach or default by Seller under this Agreement, and not to the assets of: (a) any person or entity which is a member, manager or partner in Seller, if Seller is a limited liability company or a partnership, or which otherwise owns or holds any ownership interest in Seller, directly or indirectly (each such partner or other holder or owner of any interest in Seller being referred to herein as a "Subtier Owner"); (b) any person or entity which is a member, manager or partner in or otherwise owns or holds any ownership interest in any Subtier Owner, whether directly or indirectly; (c) any person or entity serving as an officer, director, employee or otherwise for or in Seller; or (d) any person or entity serving as an officer, director, employee or otherwise for or in any Subtier Owner; provided, however, this provision does not limit the liability of Guarantor (as hereinafter defined) under Section 12.20 hereof or under the Master Lease Guaranty. This Agreement is executed by one or more persons (the "Signatories", whether one or more) of Seller solely in their capacities as representatives of the Seller or a Subtier Owner of Seller and not in their own individual capacities. Purchaser hereby releases and relinquishes the Signatories from any and all personal liability for any matters or claims of any kind which arise under or in connection with or as a result of this Agreement. The foregoing release of liability shall be effective with respect to and shall apply to all claims against any members, managers and partners of Seller (if Seller is a limited liability company or a partnership) and any members, managers and partners of any Subtier Owner (if such Subtier Owner is a limited liability company or a partnership) regardless of whether such claims arise as a result of any liability which the Signatories may have as members, managers or partners of the Seller or any Subtier Owner, or otherwise. Seller acknowledges that Seller’s obligations with respect to any covenant, indemnity, representation or warranty under this Agreement which expressly survives the Closing shall be considered a liability for purposes of any member distribution limitation imposed under applicable Texas limited liability laws.
12.17    Execution. To facilitate execution: (a) this instrument may be executed in any number of counterparts as may be convenient or necessary; (b) it shall not be necessary that the signatures of all Parties be contained in any one counterpart; (c) the signature pages taken from separate individually executed counterparts of this instrument may be combined to form multiple fully executed counterparts; and (d) a facsimile signature or a signature sent by electronic mail shall be deemed to be an original signature for all purposes. All executed counterparts of this instrument shall be deemed to be originals, but all such counterparts, when taken together, shall constitute one and the same agreement.
12.18    Acceptance Deadline. The execution of this Agreement by Seller shall constitute an offer by Seller to sell the Property to Purchaser on the terms and conditions stated in this Agreement. In order for Purchaser to effectively accept Seller’s offer, Purchaser must, prior to 5:00 p.m., Dallas, Texas time, on the date which is exactly three (3) business days following the date of Seller's execution of this Agreement (the “Acceptance Deadline”): (a) properly and fully execute this Agreement without any modifications or changes; (b) deliver at least one (1) original counterpart of such fully executed and unmodified version of this Agreement to Seller; and (c) deliver a copy of such fully executed and unmodified version of this Agreement to the Title Company. If Purchaser does not comply with the foregoing requirements prior to the Acceptance Deadline, then (regardless of whether Purchaser later complies with the foregoing requirements) Seller shall have the right at any time after the Acceptance Deadline to terminate Seller’s offer to sell the Property to Purchaser by delivering a written notice of such termination to Purchaser and, if the Initial Earnest Money has been delivered to the Title Company, the Earnest Money shall be promptly returned to Purchaser.
12.19    Exhibits. The attached Waiver of Deceptive Trade Practices Act, and the following exhibits are incorporated herein by reference for all purposes:

(a)	Exhibit “A” Land

(b)	Exhibit “B” Property Descriptions and Definitions

(c)	Exhibit “B-1” Rent Roll

(d)	Exhibit “B-2” Property Agreements

(e)	Exhibit “B-3” Personal Property

(f)	Exhibit “C” Property Information

(g)	Exhibit “D” Tenant Estoppel Certificate

(h)	Exhibit “E” Special Warranty Deed

(i)	Exhibit “F” Bill of Sale and Assignment

(j)	Exhibit “F-1” Tenant Notice Form Letter

(k)	Exhibit “G” Tenant Allowance / Commission Escrow Agreement

(l)	Exhibit “H” Terms of Master Leases

(m)	Exhibit “I” Leasing Parameters

(n)	Exhibit “J” District Notices

(o)	Exhibit “K” Site Easements

(p)	Exhibit “L” Seller Retained Tract

(q)	Exhibit “M” Pad Site N Multi-Tenant Building Standards
12.20.    Guaranty. Stratus Properties Inc., a Delaware corporation (the “Guarantor”) has joined herein for the sole purpose of evidencing the Guarantor’s guarantee, jointly and severally, of all of Seller’s obligations under this Agreement and all instruments to be executed and delivered by Seller at Closing. Except as set forth in the proviso below, Guarantor’s liability under this guaranty shall be limited to an amount equal to two percent (2%) of the Purchase Price, in the aggregate (the “Liability Cap”); provided, however, the Liability Cap shall not limit Guarantor’s liability to satisfy Seller’s indemnity obligations under Section 11.01 or Guarantor’s liability in guarantying Seller’s obligations under the Master Leases. The Guarantor agrees that this guaranty shall be for the benefit of Purchaser and its successors and assigns and may be enforced by Purchaser (and such successors and assigns) independent of any action Purchaser may have against Seller. The Guarantor represents to Purchaser that (a) the Guarantor currently holds assets, other than the Guarantor’s interest in the Property, having a fair market value of at least $5,000,000; (b) the Guarantor is an affiliate of Seller and, as such, expects to derive benefits from this Agreement; and (c) this guaranty has been approved by all applicable action and represents a legal, valid and binding obligation of the Guarantor enforceable in accordance with its terms. Seller and the Guarantor acknowledge and agree that Purchaser has relied and has the right to rely upon the foregoing in connection with Purchaser’s consummation of the transaction set forth in this Agreement.

EXECUTED by Seller, Purchaser and Guarantor on the counterpart signature pages attached to this Agreement.

COUNTERPART SIGNATURE PAGE FOR ATTACHMENT TO AGREEMENT OF SALE AND PURCHASE BY AND BETWEEN STRATUS LAKEWAY CENTER, LLC AS “SELLER” AND TA REALTY, LLC AS “PURCHASER”

Executed by the undersigned on the date or dates set out hereinbelow.

SELLER:    STRATUS LAKEWAY CENTER, LLC,
a Texas limited liability company

By: /s/ Erin D. Pickens
Erin D. Pickens, Sr. Vice President

Date: September 30, 2016

GUARANTOR:    STRATUS PROPERTIES INC.
a Delaware corporation

By: /s/ Erin D. Pickens
Erin D. Pickens, Sr. Vice President

Date: September 30, 2016

COUNTERPART SIGNATURE PAGE FOR ATTACHMENT TO AGREEMENT OF SALE AND PURCHASE BY AND BETWEEN STRATUS LAKEWAY CENTER, LLC AS “SELLER”
AND TA REALTY, LLC AS “PURCHASER”

Executed by the undersigned on the date or dates set out hereinbelow.

PURCHASER:    TA REALTY, LLC,
a Massachusetts limited liability company

By: /s/ Scott L. Dalrymple
Printed Name: Scott L. Dalrymple
Title: Sr. Vice President

Date: October 4, 2016

EXHIBIT “H”
TERMS OF MASTER LEASES

1.
Premises. One Master Lease will cover all of the inline space located in Buildings A, B, C, D, F, G, H, and J, as reflected on the Site Plan, that is not subject to a Tenant Lease as of the Closing (sometimes referred to as the “Inline Master Lease”). One Master Lease will cover all of the Pad Sites and building pads P and Q, as reflected on the Site Plan, that are not subject to a Tenant Lease as of the Closing (sometimes referred to as the “Pad Sites Master Lease”). One Master Lease will cover the hotel pad site E as reflected on the Site Plan to the extent that it is not subject to a Tenant Lease as of the Closing Date (sometimes referred to as the “Hotel Master Lease”).

2.
Springing Premises. The initial premises under each Master Lease will not include any of the Tenant Leases in effect at Closing; provided, however, even though the premises covered by a Tenant Lease may not be included under a Master Lease, Seller will be responsible to pay rent and other charges due with respect to such premises until such time as the Earn Out Conditions (defined below) have been satisfied with respect to such Tenant Lease. However, in the event that a Tenant Lease that is not an Earn Out Lease (defined below) terminates before the Earn Out Conditions are satisfied for such Tenant Lease, then the space covered by such terminated Tenant Lease will automatically spring into the premises for the applicable Master Lease. For example, if the Hotel Lease is not an Earn Out Lease at Closing and it terminates before the Earn Out Conditions for it have been satisfied, then the premises demised under the Hotel Master Lease will automatically include building pad E, as reflected on the Site Plan, as of the date of such termination. The term “Earn Out Lease” means a Tenant Lease or an Approved Lease which has satisfied the Earn Out Conditions. The term “Earn Out Conditions” means:

(i)	The applicable Tenant Lease or Approved Lease has been signed by the tenant thereunder;

(ii)    The applicable tenant has opened for business within its premises and any termination right (other than for casualty or condemnation) has expired or has been waived by tenant;

(iii)    The applicable tenant has commenced paying rent under the Tenant Lease or the Approved Lease (i.e., all free rent periods have either expired or Seller has provided Purchaser with a credit therefor or paid such amounts to Purchaser);

(iv)    Any tenant improvement allowance or construction costs payable under or with respect to the Tenant Lease or the Approved Lease by the landlord thereunder have been paid by Seller or have been paid out of escrow. Allowances under Tenant Leases that are not Earn Out Leases as of the

Exhibit “H” - 1

Closing will be escrowed in accordance with the Tenant Allowance/Commission EscrowAgreement;

(v)    Seller has provided Purchaser with a certificate of occupancy or its local equivalent with regard to the leased premises under the applicable Tenant Lease or Approved Lease; and

(vi)    Seller has provided evidence reasonably acceptable to Purchaser that all leasing commissions payable with respect to the Tenant Lease or the Approved Lease have been paid in full by Seller or have been paid in full from escrow. Commissions under Tenant Leases that are not Earn Out Leases as of the Closing will be escrowed in accordance with the Tenant Allowance/Commission Escrow Agreement.

Notwithstanding anything to the contrary set forth herein, the RCR Lease is deemed to have satisfied the Earn Out Conditions set forth under clause (iv) above despite the fact that the Allowance (as defined in the RCR Lease) may not be fully paid on or before the Closing Date.

3.
Removal From Premises. Seller may enter into subleases of the Premises under each of the Master Leases in accordance with Sublease Parameters (defined below) (each referred to as a “Sublease”). When a Sublease has satisfied the Earn Out Conditions applicable to it, then the Sublease will be an Earn Out Lease, will be assigned from Seller to Purchaser so that same will be a direct lease between Purchaser and the applicable subtenant and will no longer be a part of the Premises demised under the applicable Master Lease for all purposes as of the date the Earn Out Conditions are satisfied.

4.
Term. The term of the Inline Master Lease will be for a period of five (5) years from the Closing Date. The term of the Pad Sites Master Lease will be for a period of ten (10) years from the Closing Date; except the term of the Pad Sites Master Lease as to Pad Site M will be for a period of fifteen (15) years. The term of the Hotel Master Lease will be for a period commensurate with the Hotel Lease. The term of each Master Lease will be subject to earlier termination when all of the premises under such Master Lease have been removed from the Master Lease in accordance with Section 3 above and there is no longer any Tenant Lease eligible to spring into the Master Lease in accordance with Section 2 above.

5.
Base Rent and Additional Rent. Base rent for each Master Lease (“Base Rent”) will be calculated in accordance with the Shopping Center pro forma attached hereto as Schedule I (the “Pro Forma”). For example, Base Rent for the Inline Master Lease will be at an annual rate of $30 per foot for the premises under the Inline Master Lease. Master Lease Rent will commence on the Closing Date. As premises are removed from a Master Lease in accordance with Section 3 above, Base Rent will be adjusted accordingly. In addition to Base Rent, Seller will pay all base rent due with respect to any Tenant Lease which has not yet started paying base rent as of the Closing Date – such base rent to be paid under the applicable

Exhibit “H” - 2

Master Lease (the “Additional Base Rent”). Additional Base Rent attributable to each such Tenant Lease will commence as of the Closing Date regardless of whether the tenant thereunder is entitled to free rent and shall be calculated in accordance with the annual base rent specified in such Tenant Lease. For example, if (a) there is a Tenant Lease in the inline space that is not an Earn Out Lease as of the Closing Date and has not started paying base rent, then under the Inline Master Lease, Seller will pay Purchaser Additional Base Rent for such Tenant Lease until the rent commencement date (i.e., the date all free rent periods have expired) under such Tenant Lease has occurred (with Seller being obligated to resume payment of such Additional Base Rent under the conditions set forth in Section 2 above); and (b) Seller elects to construct the Pad Site N Multi-Tenant Building, Seller will pay Purchaser Additional Base Rent with respect to that portion of the Pad Site N Multi-Tenant Building which was leased prior to commencement of construction until the rent commencement date (i.e., the date all free rent periods have expired) under such Tenant Lease has occurred (with Seller being obligated to resume payment of such Additional Base Rent under the conditions set forth in Section 2 above) and, as to the remaining portion of the Pad Site N Multi-Tenant Building, until the Earn Out Conditions with respect to such space have been satisfied. The term “base rent” is sometimes referred to as “minimum guaranteed rental” under a Tenant Lease.

6.
Triple Net Expenses. In addition to Base Rent, Seller will pay Purchaser the proportionate share of common area expenses, insurance and taxes attributable to the premises under each Master Lease in an estimated amount monthly (with a customary annual reconciliation based on actual expenses) (“Triple Net Expenses”). Triple Net Expenses will be calculated in accordance with the Pro Forma and will commence upon the Closing Date. As premises are removed from a Master Lease in accordance with Section 3 above, the proportionate share of Triple Net Expenses under such Master Lease will be adjusted accordingly. In addition to Triple Net Expenses, Seller will pay Purchaser the proportionate share of common area expenses, insurance and taxes attributable to any Tenant Lease which has not started paying triple net expenses – such triple-net expenses to be paid under the applicable Master Lease (the “Additional Triple Net Expenses”). Additional Triple Net Expenses attributable to each such Tenant Lease will commence upon the Closing Date and be calculated in accordance with the proportionate share of triple net expenses attributable to such premises as specified in such Tenant Lease. For example, if there is a Tenant Lease in the inline space that is not an Earn Out Lease as of the Closing Date, then under the Inline Master Lease, Seller will pay Purchaser Additional Triple Net Expenses for such Tenant Lease until the rent commencement date (i.e., the date all free rent periods have expired) under such Tenant Lease has occurred (with Seller being obligated to resume payment of such Additional Triple Net Expenses under the conditions set forth in Section 2 above).

7.
Subleases. Without the consent or approval of Purchaser, Seller will be entitled to enter into Subleases of all or part of the premises under each Master Lease so long as each such Sublease complies with the leasing parameters set forth Schedule II attached hereto (the “Sublease Parameters”). Purchaser agrees to enter into a non-disturbance and attornment agreement, in the form to be attached as an exhibit to each Master Lease, for each such Sublease promptly upon request of Seller; provided, however, Purchaser has no obligation

Exhibit “H” - 3

to execute or deliver same unless such agreement provides that Purchaser has no obligation thereunder unless and until the Earn Out Conditions with respect thereto have been satisfied. When a Sublease has satisfied the Earn Out Conditions, then the Sublease must be assigned by Seller to Purchaser, the premises of such Sublease will be automatically removed from the premises of the applicable Sublease, and Seller will be released from liability under such Sublease. Seller will be entitled to all rent and triple net expenses under a Sublease until it has been assigned to Purchaser. Once a Sublease is assigned to Purchaser, then Purchaser will be entitled to all rent and triple next expenses under such Sublease as a direct lease with Purchaser. The foregoing notwithstanding, Seller may enter into a Sublease that does not meet the Creditworthiness Standards (as defined in the Sublease Parameters) so long as it meets all of the other Sublease Parameters provided, however, that (a) any such Sublease will not be assigned to Purchaser and removed from the premises of such Master Lease unless and until Purchaser receives verification, reasonably satisfactory to Purchaser, that (i) a period of at least two years has expired since the later of the date (A) the rent commencement date for such Sublease has occurred (i.e., the date all free rent periods have expired) and (B) all other Earn Out Conditions for such Sublease have been satisfied, and (ii) the subtenant under any such Sublease is not in default under such Sublease at the time of assignment and has not at any time following the commencement date of the Sublease failed to pay any rent or other sums payable under the Sublease within thirty (30) days of the date same was due – it being understood that Seller has no right, directly or indirectly, to provide any payment, subsidy, default waiver or other assistance to any such subtenant so as to insure the satisfaction of this condition, and (b) no such Sublease may be executed by Seller in the last two years of the term of the applicable Master Lease. Otherwise, any deviation of a Sublease from the Sublease Parameters must be approved in advance by Purchaser.

8.
Further Assurances. Each Master Lease will include a “Further Assurances” provision to provide that Seller and Purchaser will amend the Master Lease, enter into such additional agreements, or take such further action, in each case to the extent same is reasonably acceptable to Seller and Purchaser and is otherwise commercially reasonable in facilitating entering into Subleases under a Master Lease.

9.
Leasehold Mortgagee Protection. With regard to the Hotel Master Lease and the Pad Sites Master Lease, if the applicable Sublease is structured as a ground lease and the applicable sublessee is responsible to construct all buildings and other improvements thereunder, the Master Lease will be amended for such Sublease to provide for leasehold mortgagee protection provisions as are commercially reasonable to facilitate financing of improvements by the sublessee under such Sublease. For the Hotel Lease or a replacement lease under the Hotel Master Lease only, the Hotel Master Lease will require that Purchaser provide a subordination of any fee mortgage (a) to any parking, access or other easement created against the Shopping Center for the benefit of the tenant under the Hotel Lease or replacement lease under the Hotel Master Lease; and (b) against the land upon which the Hotel will be constructed under the Hotel Lease or the replacement lease under the Hotel Master Lease (such premises, the “Hotel Premises”), but only if the Hotel Premises can be legally conveyed and encumbered separate and apart from the remainder of the Shopping Center. If the Hotel

Exhibit “H” - 4

Premises cannot be so legally conveyed and encumbered, Purchaser agrees, at no cost or liability to Purchaser, to reasonably cooperate with Seller in either (i) causing the Hotel Premises to become a legally subdivided lot in accordance with all applicable legal requirements, or (ii) causing the Shopping Center to be subject to a condominium declaration so that the Hotel Premises are a separate condominium unit separate from the remainder of the Shopping Center. In either case, it is contemplated that the Shopping Center will be encumbered with an easement for the benefit of the Hotel Premises for ingress, egress, parking and related rights for use of common areas. It is agreed that Purchaser (and, if applicable, Purchaser’s lender) has the right to approve (such approval not to be unreasonably withheld) the forms of the easement and condominium documentation, as well as any requirements imposed by any governmental authority as a condition to any such condominium or subdivision, as applicable, and that Purchaser will not be acting unreasonably by requiring customary control rights (whether directly of through an association) under the condominium documentation as the holder of the largest condominium percentage. In addition, for each Sublease that complies with the requirements hereunder, Purchaser agrees to provide a subordination (i.e., the Sublease being subordinate to the fee mortgage), non-disturbance and attornment agreement from any fee mortgagee of the Shopping Center in a commercially reasonable form.

10.	Master Lease Guaranty. Seller’s obligations under each Master Lease will be guaranteed by Stratus Properties Inc.

Master Lease Letter of Credit. Seller’s obligations will also be secured by the Master Lease Letter of Credit.

Exhibit “H” - 5